Exhibit 10.6

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

Broadpoint Securities Group, Inc.,

American Technology Research Holdings, Inc.,

Richard J. Prati,

Richard Brown,

Robert Sanderson,

Bradley Gastwirth

And

Curtis L. Snyder,

For himself and as the Stockholder Representative

Dated as of September 2, 2008

Exhibits
Exhibit A — Share Ownership	A-1
Exhibit B — Operating Agreement	B-1
Exhibit C — Representation Letter	C-1
Exhibit D — Key Employee Non-Compete Agreement	D-1
Exhibit E — General Non-Compete Agreement	E-1
Exhibit F — FIRPTA Certificate	F-1

iv

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2008 by and among Broadpoint Securities Group, Inc., a New York corporation (the “Purchaser”), American Technology Research Holdings, Inc., a Delaware corporation (the “Company”), Richard J. Prati, Curtis L. Snyder (as a Stockholder and as the “Stockholder Representative” and, together with Mr. Prati, the “Principal Stockholders”), Richard Brown, Robert Sanderson, Bradley Gastwirth and such other individuals listed on Exhibit A hereto who, pursuant to a supplemental agreement, agree to be bound by the terms and conditions of this agreement as if he or she was an original signatory hereto (each, a “Stockholder” and collectively the “Stockholders”).

RECITALS

WHEREAS, the Stockholders own (i) all of the issued and outstanding shares of Company Common Stock, (the “Company Shares”), (ii) all of the Company Vested Options and (iii) all of the Company Unvested Options, in each case as set forth in Exhibit A hereto;

WHEREAS, the Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase, all of the Company Shares, upon the terms and subject to the conditions set forth herein (the “Transaction”); and

WHEREAS, in connection with the Transaction and subject to the terms and conditions hereof, the Company, the Vested Stockholders and the Unvested Stockholders desire to cancel all of the Company Vested Options and all of the Company Unvested Options.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

Section 1.1 Definitions and Defined Terms.

(a) Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth below:

“2008 Bonus Pool” shall mean the accrued bonus pool as set forth on the Closing Date Balance Sheet, payable to employees of the Company at any time prior to the date that is 105 calendar days after the Closing Date.

“Accounts Receivable” shall mean: (i) all trade accounts receivable and other rights to payment from customers of the business of the Company and its Subsidiaries and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company or its Subsidiaries; (ii) all other accounts or notes receivable of the Company and its Subsidiaries and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing.

“Actual Debt” shall mean the amount of Debt as of the Closing Date as set forth on the Closing Date Balance Sheet.

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of more than fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Alternative Proposal” shall mean any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction involving the Stockholders or the Company or their or its Affiliates.

“Ancillary Agreements” shall mean the Non-Compete Agreements and the Operating Agreement.

“Announcement Date” for any given year shall mean the date that occurs in the immediately succeeding fiscal year on which the Purchaser first publicly announces its financial results for the given fiscal year.

“Average Purchaser Share Price” as of (i) any given Announcement Date shall mean the average daily closing price, weighted by volume, on the NASDAQ Global Select Market for a share of Purchaser Common Stock during the 10-day trading period ending on the last trading day of the fiscal year to which such Announcement Date relates and (ii) any other date shall mean the average daily closing price, weighted by volume, on the NASDAQ Global Select Market for a share of Purchaser Common Stock during the 10-day trading period ending on the last trading day before such date.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash” shall mean unrestricted cash, cash equivalents, marketable securities, notes receivable from Stockholders and income tax receivable for 2008 estimated payments, determined in accordance with GAAP applied in a manner consistent with past practice.

“Change in Control” shall occur, with regard to the Purchaser, on the date that (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Purchaser that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Purchaser; (ii) either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of Purchaser stock possessing 30% or more of the total voting power of the Purchaser stock, or (B) a majority of the members of the Purchaser’s Board of Directors is replaced during the preceding twelve months by directors whose appointment or election is not endorsed by a majority of the members of the Purchaser’s Board of Directors before the date of appointment or election; or (iii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets of the Purchaser that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Purchaser immediately before such acquisition or acquisitions. The determination of whether a transaction constitutes a “Change in Control” hereunder shall be made by applying the requirements of Section 409A of the Code and applicable Treasury Regulations and other guidance issued by the Internal Revenue Service or Treasury Department. Notwithstanding the foregoing, no such transaction shall constitute a “Change in Control” for purposes of this Agreement unless, in such transaction, the Purchaser’s stock or assets, as the case may be, is or are acquired by a Person that conducts, or owns directly or indirectly a Person that conducts, a broker-dealer business that has trailing twelve-month secondary equity sales and trading revenues, determined on the closing date of the acquisition transaction, that are 50% or more of the trailing twelve-month secondary equity sales and trading revenues of ECM, determined as of such closing date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Charter Documents” shall mean the organizational documents of the Company and its Subsidiaries, including the certificate of incorporation and the by-laws.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Intellectual Property” shall mean all Intellectual Property that is owned or held by or on behalf of the Company or its Subsidiaries or that is being used by or in the Company business as it is currently conducted by the Company and its Subsidiaries.

“Company Unvested Options” shall mean the outstanding options to purchase shares of Company Common Stock, the terms of which provide that they shall not vest on or before January 31, 2009.

“Company Vested Options” shall mean the outstanding options to purchase shares of Company Common Stock, the terms of which provide that they have vested as of the date hereof or shall vest on or before January 31, 2009.

“Consent” shall mean any consent, approval, waiver or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding (including, without limitation, any understanding with respect to pricing) to which a Person is a party or by which a Person or its assets or properties are bound.

“Debt” shall mean any credit facilities, notes, trade liabilities, other indebtedness (excluding, however, capital leases other than currently due payments of arrearages), Taxes payable and deferred compensation arrangements of the Company and its Subsidiaries.

“Disclosure Schedule” shall mean the disclosure schedule delivered by the Stockholders to the Purchaser concurrently with the execution of this Agreement.

“Earn-out Payments” shall mean the Earn-out Payments to Vested Stockholders and the Earn-out Payments to Unvested Stockholders.

“Earn-out Payments to Unvested Stockholders” shall mean any payments made by the Purchaser pursuant to Section 2.3 hereof.

“Earn-out Payments to Vested Stockholders” shall mean any payments made by the Purchaser pursuant to Section 2.4 hereof.

“ECM” shall mean American Technology Research, Inc., a wholly-owned subsidiary of the Company, or its business operations, as such entity or business operations may be changed or reorganized as recommended by Robert Meier, Richard J. Prati and Curtis L. Snyder and approved by the Chief Executive Officer of the Purchaser.

“ECM Loss” shall mean a pre-tax loss of ECM for any given period, calculated in accordance with GAAP and the past practices of ECM and as set forth on Section 1.1(a) of the Disclosure Schedule; provided, that, for the avoidance of doubt, (1) the amortization of the Share Purchase Price to Unvested Stockholders in any given period shall not be deducted from any calculation of pre-tax loss of ECM for such period, and (2) the amortization in any given period of any shares of Restricted Stock issued pursuant to any Earn-Out Payment to Unvested Stockholders shall be included in any calculation of pre-tax loss of ECM for such period in accordance with GAAP.

“ECM Profit” shall mean a pre-tax profit of ECM for any given period, calculated in accordance with GAAP and the past practices of ECM and as set forth on Section 1.1(a) of the Disclosure Schedule; provided, that, for the avoidance of doubt, (1) the amortization of the Share Purchase Price to Unvested Stockholders in any given period shall not be deducted from any calculation of pre-tax profit of ECM for such period, and (2) the amortization in any given period of any shares of Restricted Stock issued pursuant to any Earn-Out Payment to Unvested Stockholders shall be deducted from any calculation of pre-tax profit of ECM for such period in accordance with GAAP.

“Environmental Law” shall mean any Law relating to the environment, natural resources, or safety or health of humans or other living organisms, including the manufacture, distribution in commerce and use or Release of any Hazardous Substance.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority (including any regulatory, administrative, and self-regulatory authority), department, commission, board or bureau thereof or any federal, state, local or foreign court, arbitrator or tribunal.

“Hazardous Substance” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, PCBs, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

“Intellectual Property” shall mean: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, reissues, extensions and re-examinations thereof; (ii) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (iii) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (iv) all Trade Secrets; (v) all Software; (vi) all datasets, databases and related documentation; and (vii) all other intellectual property and proprietary rights, including, without limitation, semiconductor and mask work rights.

“IRS” shall mean the Internal Revenue Service.

“Knowledge of the Company”, including other similar phrases or uses, shall mean the actual knowledge, after reasonable due inquiry, of the individuals set forth on Section 1.1(b) of the Disclosure Schedule and the knowledge of each shall be imputed to the others. Such individual’s inclusion on such schedule shall not imply any personal liability on the part of such individual other than such liability as such individual may already have as specifically provided in this Agreement.

“Knowledge of the Stockholders”, including other similar phrases or uses, shall mean the actual knowledge of the Stockholders.

“Laws” shall mean all federal, state, local or foreign laws, judgments, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaties, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority or any legally binding agreement with a Governmental Authority.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including, without limitation, licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, liens for Taxes, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” shall mean all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, and any diminution in value of the Company and its Subsidiaries, whether or not arising out of any claims by or on behalf of a third party, including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Company and its Subsidiaries or the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the timely consummation of the transactions contemplated by this Agreement, in each case, other than any change, effect, event, circumstance, occurrence or state of facts relating to (A) the U.S. or global economy or the financial, debt, credit or securities markets in general, (B) the industry in which the Company and its Subsidiaries operate in general, including changes in interest or exchange rates, (C) acts of war, outbreak of hostilities, sabotage or terrorist attacks, or the escalation or worsening of any such acts of war, sabotage or terrorism, (D) the execution and delivery of this Agreement, the announcement of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise with customers, suppliers, lenders, investors, partners or employees, (E) changes in applicable laws or regulations after the date hereof, (F) changes in GAAP or regulatory accounting principles after the date hereof, or (G) earthquakes, hurricanes or other natural disasters (except, in the cases of (A), (B), (E) and (F), to the extent the Company and its Subsidiaries are disproportionately adversely affected relative to other companies in its industry or segment).

“Net Asset Amount” shall mean the amount that is equal to (i) the total assets of the Company and its Subsidiaries as of and including the Closing Date, minus (ii) the total liabilities of the Company and its Subsidiaries as of and including the Closing Date, in each case without duplication and calculated in accordance with GAAP.

“Non-Compete Agreements” shall mean, collectively, the General Non-Compete Agreements and the Key Employee Non-Compete Agreement.

“Operating Agreement” shall mean the Operating Agreement, in the form set forth on Exhibit B.

“Outstanding Claim” shall mean any good faith claim for indemnification that is the subject of a Claims Notice that at any time in question is (i) not resolved or disposed of pursuant to this Agreement or (ii) not determined by a court of competent jurisdiction, such determination not being appealable, to be not payable to the Indemnified Party.

“Owned Company Intellectual Property” shall mean all Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Ownership Percentage” shall mean the aggregate percentage of the total number of Company Shares, Company Vested Options and Company Unvested Options outstanding that is owned by each Stockholder, as set forth across from such Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2).

“Permits” shall mean all permits, licenses, approvals, franchises, registrations, accreditations and written authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any of the Company’s or any of its Subsidiaries’ business.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable and which secure an obligation of the Company, (ii) Liens arising under Contracts with third parties entered into in the ordinary course of business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes not yet due and payable or delinquent and for which there are adequate reserves in the Financial Statements.

“Person” shall mean any individual, partnership, limited liability company, association, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” shall mean any personally identifying information (including name, address, telephone number, email address, account and/or policy information) of any Person and any and all other “nonpublic personal information” (as such term is defined in the Gramm-Leach-Bliley Act of 1999 and implementing regulations, both as may be amended from time to time).

“Pre-Closing Tax Period” shall mean the portion of a Straddle Period ending on the Closing Date.

“Purchaser Common Stock” shall mean the common stock, par value $0.01 per share, of the Purchaser.

“Purchaser Plan” shall mean the Purchaser’s 2007 Incentive Compensation Plan.

“Purchaser Plan Restrictions” shall mean, with regard to any shares of Restricted Stock, all restrictions imposed on such shares pursuant to the Purchaser Plan and the award agreement governing such share or shares, including, without limitation, that (i) when used in Section 2.2(b) hereof, one third of such shares will vest on the first anniversary of the Closing Date, the second third of such shares will vest on the second anniversary of the Closing Date, and the final third of such shares will vest on the third anniversary of the Closing Date and (ii) when used anywhere else in this Agreement, one third of such shares will vest on the first anniversary of the grant date, the second third of such shares will vest on the second anniversary of the grant date, and the final third of such shares will vest on the third anniversary of the grant date, in all cases only to the extent the holder of such shares remains an employee with the Purchaser or one of its Affiliates on such dates.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage,

spill, leak, flow, discharge, disposal or emission.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean all computer software programs and related documentation and materials (including Internet Web sites and Intranet sites), including, but not limited to programs, tools, operating system programs, application software, system software, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing.

“Straddle Period” shall mean any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” and “Subsidiaries” shall mean, with respect to any Person, any other Person in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement, claim for refund, amendment or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxes” shall mean any and all federal, national, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any liability pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign Tax Law, any obligation under any agreement or arrangement with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

“Trade Secrets” shall mean any and all trade secrets, including any non-public and confidential information, technology, information, know-how, proprietary processes, formulae, algorithms, models or methodologies constituting trade secrets, customer lists, and all rights in and to the same.

“Transfer” shall mean any transfer, sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other voluntary or involuntary transfer of title or beneficial interest, whether or not for value, including, without limitation, any disposition by operation of Law or any grant of a derivative or economic interest therein.

“Transfer Restrictions” shall mean, with regard to any share or shares of Purchaser Common Stock, that such share or shares may not be Transferred to any Person under any circumstances except, (1) with the written consent of the Purchaser, (2) pursuant to a tender offer within the meaning of the Securities Exchange Act of 1934, as amended, for any or all of the Purchaser Common Stock, (3) in connection with any plan of reorganization, restructuring, bankruptcy, insolvency, merger or consolidation, reclassification, recapitalization, or, in each case, similar corporate event of the Purchaser, or (4) through an involuntary transfer pursuant to operation of Law, subject to the expiration of any such Transfer Restrictions as set forth in Article II hereof.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“Unvested Stockholders” shall mean all of those Stockholders listed on Exhibit A as owning Company Unvested Options as related to such Company Unvested Options.

“Vested Stockholders” shall mean all of those Stockholders listed on Exhibit A as owning Company Shares and/or Company Vested Options as related to such Company Shares and/or Company Vested Options.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Act	Section 5.2(e)(i)
Actual Net Asset Amount	Section 2.6(a)
Agreement	Preamble
Audited Financial Statements	Section 4.11(a)

Benefit Plan	Section 4.24(a)
Cash Purchase Price to Vested Stockholders	Section 2.2(a)
Claims Notice	Section 10.1(a)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Date Balance Sheet	Section 2.6(c)
Company	Preamble
Company Contracts	Section 4.17(a)
Company Data	Section 4.28(b)
Company IT Systems	Section 4.28(a)
Company Leases	Section 4.22(b)
Company Shares	Recitals
Confidential Information	Section 7.6
Confidentiality Agreements	Section 7.2
Deductible	Section 10.6(a)
ERISA	Section 4.24(a)
ERISA Affiliate	Section 4.24(d)
Excess Debt	Section 2.6(b)
Financial Statements	Section 4.11(b)
FIRPTA Certificate	Section 8.2(g)
General Non-Compete Agreements	Section 3.3(e)
Indemnification Cap	Section 10.6(a)
Indemnified Parties	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Key Employee Non-Compete Agreements	Section 3.3(d)
Most Recent Financial Statements	Section 4.11(b)
Pension Plan	Section 4.24(a)
Personnel	Section 4.14
Post-Closing Excess Debt Payment	Section 2.6(b)
Preliminary Closing Date Balance Sheet	Section 2.6(c)
Principal Stockholders	Preamble
Proceedings	Section 4.9
Prohibited Transaction	Section 5.8
Publicly Available Software	Section 4.28(c)
Purchase Price	Section 2.2(b)
Purchase Price to Vested Stockholders	Section 2.2(a)
Purchaser	Preamble
Purchaser Indemnified Parties	Section 10.2(a)
Purchaser SEC Reports	Section 6.7(a)
Related Party	Section 4.16
Released Matters	Section 11.13
Released Party	Section 11.13
Representation Letter	Section 2.4(a)
Representatives	Section 7.1
Reviewing Accountants	Section 2.6(d)
Section 409A	Section 2.3(f)
Share Purchase Price to Unvested Stockholders	Section 2.2(b)
Share Purchase Price to Vested Stockholders	Section 2.2(a)
Stockholder Indemnified Parties	Section 10.2(b)
Stockholder Representative	Preamble
Stockholder(s)	Preamble
Target Net Asset Amount	Section 2.6(a)
Transaction	Recitals
Welfare Plan	Section 4.24(a)
Wire Instructions	Section 3.2

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear unless otherwise specified. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its attorney review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(e) Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(f) All references to currency herein shall be to, and all payments required hereunder shall be paid in United States dollars.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, at the Closing as described in Article III hereof, each of the Stockholders shall sell, transfer, convey, assign and deliver to the Purchaser (or one or more direct or indirect Subsidiaries of the Purchaser as the Purchaser may designate; provided that the Purchaser remains obligated under this Agreement) all of the Company Shares set forth opposite such Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2) hereto, and the Purchaser (or one or more designees of the Purchaser) shall purchase and acquire from the Stockholders, all right, title and interest in the Company Shares, free and clear of any and all Liens. Furthermore, on the terms and subject to the conditions set forth herein, the Company and each Stockholder that holds Company Vested Options and/or Company Unvested Options consents and agrees that all such Company Vested Options and Company Unvested Options shall be cancelled as of the Closing in exchange for such Stockholder’s portion of the Purchase Price and any right to participate in the Earn-out Payments, as the case may be, in accordance with this Article II.

Section 2.2 Purchase Price.

(a) In consideration of the conveyance of the Company Shares to the Purchaser and the cancellation of the Company Vested Options, and subject to the terms and conditions hereof, the Purchaser shall pay to the Vested Stockholders, in the amounts and as set forth on Exhibit A, an aggregate of $10,000,000 in cash (the “Cash Purchase Price to Vested Stockholders”) and 2,676,437 shares of Purchaser Common Stock (the “Share Purchase Price to Vested Stockholders” and, together with the Cash Purchase Price to Vested Stockholders, the “Purchase Price to Vested Stockholders”), which shares shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Closing, the second third of such shares on the second anniversary of the Closing and the final third of such shares on the third anniversary of the Closing. Furthermore, each such Vested Stockholder also shall have the right hereunder to receive the Earn-out Payments to Vested Stockholders in accordance with the terms of this Article II, and subject to the other terms of this Agreement.

(b) In consideration of the cancellation of the Company Unvested Options, and subject to the terms and conditions hereof, the Purchaser shall pay on January 2, 2009 to the Unvested Stockholders, with respect to the Company Unvested Options respectively held by such Unvested Stockholders and in the amounts and as set forth on Exhibit A, an aggregate of 323,563 shares of Restricted Stock (as such term is defined in the Purchaser Plan) from the Purchaser Plan (the “Share Purchase Price to Unvested Stockholders” and, together with the Purchase Price to Vested Stockholders, the “Purchase Price”), which shares shall be subject to Purchaser Plan Restrictions. For the avoidance of doubt, any shares of Restricted Stock that make up part of the Share Purchase Price to Unvested Stockholders that are forfeited pursuant to the terms of the Purchaser Plan shall be reissued to Vested Stockholders, as shares of Purchaser Common Stock subject to Transfer Restrictions and not as Restricted Stock from the Purchaser Plan subject to Purchaser Plan Restrictions, in accordance with the last sentence of Section 2.4(a), 2.4(b), 2.4(c) or 2.4(d), as applicable, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Closing Date, the second third of such shares on the second anniversary of the Closing Date and the final third of such shares on the third anniversary of the Closing Date. Furthermore, each such Unvested Stockholder also shall have the right hereunder to participate in the Earn-out Payments to Unvested Stockholders in accordance with the terms of this Article II, and subject to the other terms of this Agreement.

Section 2.3 Earn-out Payments to Unvested Stockholders.

(a) 2008 Earnout to Unvested Stockholders. In the event that ECM earns an ECM Profit during the fourth quarter of ECM’s 2008 fiscal year, then the Purchaser shall pay into an employee bonus pool for the benefit of the Unvested Stockholders who are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2008 fiscal year (to be allocated among such Unvested Stockholders pursuant to each such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” set forth across from such Unvested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2)) 18.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, which amount shall be paid into the bonus pool on the tenth day after the Announcement Date for the 2008 fiscal year, 50% of which shall be paid in cash and 50% of which shall be paid in shares of Restricted Stock from the Purchaser Plan, valued as set forth in the Purchaser Plan and subject to Purchaser Plan Restrictions. In the event that any Unvested Stockholder who would have otherwise been eligible, if employed by the Purchaser or any of its Affiliates on the Announcement Date for the 2008 fiscal year, to receive a portion of any payment made by the Purchaser into the bonus pool pursuant to this Section 2.3(a) is no longer an employee of the Purchaser or any of its Affiliates on the Announcement Date for the 2008 fiscal year for any reason whatsoever (including the death or disability of such Unvested Stockholder prior to the Announcement Date for the 2008 fiscal year), then the portion of such payment that such Unvested Stockholder would otherwise have been entitled to pursuant to such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” shall instead be forfeited and reallocated pro rata among the Unvested Stockholders that are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2008 fiscal year. The Purchaser shall cause the distribution of the Restricted Stock and cash payment to an Unvested Stockholder entitled thereto to be made by the earlier of the last day of fiscal year 2009 or the tenth day after the Announcement Date for fiscal year 2008.

(b) 2009 Earnout to Unvested Stockholders. In the event that ECM earns an ECM Profit during ECM’s 2009 fiscal year, then the Purchaser shall pay into an employee bonus pool for the benefit of the Unvested Stockholders who are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2009 fiscal year (to be allocated among such Unvested Stockholders pursuant to each such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” set forth across from such Unvested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2)) 18.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year and ECM’s entire 2009 fiscal year, taken together, less any amounts previously paid into the bonus pool in accordance with Section 2.3(a), which amount shall be paid into the bonus pool on the tenth day after the Announcement Date for the 2009 fiscal year, 50% of which shall be paid in cash and 50% of which shall be paid in shares of Restricted Stock from the Purchaser Plan, valued as set forth in the Purchaser Plan and subject to Purchaser Plan Restrictions. In the event that any Unvested Stockholder who would have otherwise been eligible, if employed by the Purchaser or any of its Affiliates on the Announcement Date for the 2009 fiscal year, to receive a portion of any payment made by the Purchaser into the bonus pool pursuant to this Section 2.3(b) is no longer an employee of the Purchaser or any of its Affiliates on the Announcement Date for the 2009 fiscal year for any reason whatsoever (including the death or disability of such Unvested Stockholder prior to the Announcement Date for the 2009 fiscal year), then the portion of such payment that such Unvested Stockholder would otherwise have been entitled to pursuant to such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” shall instead be forfeited and reallocated pro rata among the Unvested Stockholders that are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2009 fiscal year. The Purchaser shall cause the distribution of the Restricted Stock and cash payment to an Unvested Stockholder entitled thereto to be made by the earlier of the last day of fiscal year 2010 or the tenth day after the Announcement Date for fiscal year 2009.

(c) 2010 Earnout to Unvested Stockholders. In the event that ECM earns an ECM Profit during ECM’s 2010 fiscal year, then the Purchaser shall pay into an employee bonus pool for the benefit of the Unvested Stockholders who are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2010 fiscal year (to be allocated among such Unvested Stockholders pursuant to each such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” set forth across from such Unvested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2)) 18.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, ECM’s entire 2009 fiscal year and ECM’s entire 2010 fiscal year, taken together, less any amounts previously paid into the bonus pool in accordance with Sections 2.3(a) and 2.3(b), which amount shall be paid into the bonus pool on the tenth day after the Announcement Date for the 2010 fiscal year, 50% of which shall be paid in cash and 50% of which shall be paid in shares of Restricted Stock from the Purchaser Plan, valued as set forth in the Purchaser Plan and subject to Purchaser Plan Restrictions. In the event that any Unvested Stockholder who would have otherwise been eligible, if employed by the Purchaser or any of its Affiliates on the Announcement Date for the 2010 fiscal year, to receive a portion of any payment made by the Purchaser into the bonus pool pursuant to this Section 2.3(c)

is no longer an employee of the Purchaser or any of its Affiliates on the Announcement Date for the 2010 fiscal year for any reason whatsoever (including the death or disability of such Unvested Stockholder prior to the Announcement Date for the 2010 fiscal year), then the portion of such payment that such Unvested Stockholder would otherwise have been entitled to pursuant to such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” shall instead be forfeited and reallocated pro rata among the Unvested Stockholders that are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2010 fiscal year. The Purchaser shall cause the distribution of the Restricted Stock and cash payment to an Unvested Stockholder entitled thereto to be made by the earlier of the last day of fiscal year 2011 or the tenth day after the Announcement Date for fiscal year 2010.

(d) 2011 Earnout to Unvested Stockholders. In the event that ECM earns an ECM Profit during ECM’s 2011 fiscal year, then the Purchaser shall pay into an employee bonus pool for the benefit of the Unvested Stockholders who are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2011 fiscal year (to be allocated among such Unvested Stockholders pursuant to each such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” set forth across from such Unvested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2)) 18.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, ECM’s entire 2009 fiscal year, ECM’s entire 2010 fiscal year and ECM’s entire 2011 fiscal year, taken together, less any amounts previously paid into the bonus pool in accordance with Sections 2.3(a), 2.3(b) and 2.3(c), which amount shall be paid into the bonus pool on the tenth day after the Announcement Date for the 2011 fiscal year, 50% of which shall be paid in cash and 50% of which shall be paid in shares of Restricted Stock from the Purchaser Plan, valued as set forth in the Purchaser Plan and subject to Purchaser Plan Restrictions. In the event that any Unvested Stockholder whowould have otherwise been eligible, if employed by the Purchaser or any of its Affiliates on the Announcement Date for the 2011 fiscal year, to receive a portion of any payment made by the Purchaser into the bonus pool pursuant to this Section 2.3(d) is no longer an employee of the Purchaser or any of its Affiliates on the Announcement Date for the 2011 fiscal year for any reason whatsoever (including the death or disability of such Unvested Stockholder prior to the Announcement Date for the 2011 fiscal year), then the portion of such payment that such Unvested Stockholder would otherwise have been entitled to pursuant to such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” shall instead be forfeited and reallocated pro rata among the Unvested Stockholders that are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2011 fiscal year. The Purchaser shall cause the distribution of the Restricted Stock and cash payment to an Unvested Stockholder entitled thereto to be made by the earlier of the last day of fiscal year 2012 or the tenth day after the Announcement Date for fiscal year 2011.

(e) Additional Earnout to Unvested Stockholders. If the aggregate ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, ECM’s entire 2009 fiscal year, ECM’s entire 2010 fiscal year and ECM’s entire 2011 fiscal year, taken together and reduced by any and all ECM Losses incurred in any such period, exceeds $15,000,000, then the Purchaser shall pay 9.45% of such excess into an employee bonus pool for the benefit of the Unvested Stockholders who are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2011 fiscal year, to be allocated among such Unvested Stockholders pursuant to each such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” set forth across from such Unvested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2). Such amount shall be paid into the bonus pool on the tenth day after the Announcement Date for the 2011 fiscal year, 50% of which shall be paid in cash and 50% of which shall be paid in shares of Restricted Stock from the Purchaser Plan, valued as set forth in the Purchaser Plan and subject to Purchaser Plan Restrictions. In the event that any Unvested Stockholder who would have otherwise been eligible, if employed by the Purchaser or any of its Affiliates on the Announcement Date for the 2011 fiscal year, to receive a portion of any payment made by the Purchaser into the bonus pool pursuant to this Section 2.3(e) is no longer an employee of the Purchaser or any of its Affiliates on the Announcement Date for the 2011 fiscal year for any reason whatsoever (including the death or disability of such Unvested Stockholder prior to the Announcement Date for the 2011 fiscal year), then the portion of such payment that such Unvested Stockholder would otherwise have been entitled to pursuant to such Unvested Stockholder’s “Earn-out Ratio for Unvested Stockholders” shall instead be forfeited and reallocated pro rata among the Unvested Stockholders that are employed by the Purchaser or one of its Affiliates on the Announcement Date for the 2011 fiscal year. The Purchaser shall cause the distribution of the Restricted Stock and cash payment to an Unvested Stockholder entitled thereto to be made by the earlier of the last day of fiscal year 2012 or the tenth day after the Announcement Date for fiscal year 2011.

(f) Code Section 409A Compliance. It is the intention of the Purchaser that the payments or benefits to which an Unvested Stockholder could be entitled pursuant to this Section 2.3 or otherwise in this Agreement comply with Code Section 409A of the Code, the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, after application of all available exemptions, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If an Unvested Stockholder or the Purchaser reasonably believes, at any time, that any such payment or benefit that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to attempt to amend the terms of such payments and benefits such that they comply with Section 409A or are exempt from Section 409A (with the most limited possible economic effect on the Unvested Stockholder and the Purchaser).

Section 2.4 Earn-out Payments to Vested Stockholders.

(a) 2008 Earnout to Vested Stockholders. In the event that ECM earns an ECM Profit during the fourth quarter of ECM’s 2008 fiscal year, then the Purchaser shall pay to the Vested Stockholders 85.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, payable on the Announcement Date for the 2008 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the Announcement Date for the 2008 fiscal year (subject, in the case of each Vested Stockholder, to such Vested Stockholder delivering a duly executed Representation Letter in the form attached hereto as Exhibit C (the “Representation Letter”) dated as of the Announcement Date for the 2008 fiscal year), which Purchaser Common Stock shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Announcement Date for the 2008 fiscal year, the second third of such shares on the second anniversary of the Announcement Date for the 2008 fiscal year, and the final third of such shares on the third anniversary of the Announcement Date for the 2008 fiscal year. Any payments pursuant to this Section 2.4(a) shall be in addition to any shares of Purchaser Common Stock which are reissued pursuant to Section 2.2(b), which shares shall be issuable on the Announcement Date for the 2008 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2).

(b) 2009 Earnout to Vested Stockholders. In the event that ECM earns an ECM Profit during ECM’s 2009 fiscal year, then the Purchaser shall pay to the Vested Stockholders 85.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year and ECM’s entire 2009 fiscal year, taken together, less any amounts previously paid to the Vested Stockholders in accordance with Section 2.4(a), payable on the Announcement Date for the 2009 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the Announcement Date for the 2009 fiscal year (subject, in the case of each Vested Stockholder, to such Vested Stockholder delivering a duly executed Representation Letter dated as of the Announcement Date for the 2009 fiscal year), which Purchaser Common Stock shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Announcement Date for the 2009 fiscal year, the second third of such shares on the second anniversary of the Announcement Date for the 2009 fiscal year, and the final third of such shares on the third anniversary of the Announcement Date for the 2009 fiscal year. Any payments pursuant to this Section 2.4(b) shall be in addition to any shares of Purchaser Common Stock which are reissued pursuant to Section 2.2(b), which shares shall be issuable on the Announcement Date for the 2009 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2).

(c) 2010 Earnout to Vested Stockholders. In the event that ECM earns an ECM Profit during ECM’s 2010 fiscal year, then the Purchaser shall pay to the Vested Stockholders 85.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, ECM’s entire 2009 fiscal year and ECM’s entire 2010 fiscal year, taken together, less any amounts previously paid to the Vested Stockholders in accordance with Section 2.4(a) and 2.4(b), payable on the Announcement Date for the 2010 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the Announcement Date for the 2010 fiscal year (subject, in the case of each Vested Stockholder, to such Vested Stockholder delivering a duly executed Representation Letter dated as of the Announcement Date for the 2010 fiscal year), which Purchaser Common Stock shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Announcement Date for the 2010 fiscal year, the second third of such shares on the second anniversary of the Announcement Date for the 2010 fiscal year, and the final third of such shares on the third anniversary of the Announcement Date for the 2010 fiscal year. Any payments pursuant to this Section 2.4(c) shall be in addition to any shares of Purchaser Common Stock which are reissued pursuant to Section 2.2(b), which shares shall be issuable on the Announcement Date for the 2010 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2).

(d) 2011 Earnout to Vested Stockholders. In the event that ECM earns an ECM Profit during ECM’s 2011 fiscal year, then the Purchaser shall pay to the Vested Stockholders 85.9% of an aggregate of up to $15,000,000 of ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, ECM’s entire 2009 fiscal year, ECM’s entire 2010 fiscal year, and ECM’s entire 2011 fiscal year, taken together, less any amounts previously paid to the Vested Stockholders in accordance with Section 2.4(a), 2.4(b) and 2.4(c), payable on the Announcement Date for the 2011 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in shares of Purchaser

Common Stock valued at the Average Purchaser Share Price as of the Announcement Date for the 2011 fiscal year (subject, in the case of each Vested Stockholder, to such Vested Stockholder delivering a duly executed Representation Letter dated as of the Announcement Date for the 2011 fiscal year), which Purchaser Common Stock shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Announcement Date for the 2011 fiscal year, the second third of such shares on the second anniversary of the Announcement Date for the 2011 fiscal year, and the final third of such shares on the third anniversary of the Announcement Date for the 2011 fiscal year. Any payments pursuant to this Section 2.4(d) shall be in addition to any shares of Purchaser Common Stock which are reissued pursuant to Section 2.2(b), which shares shall be issuable on the Announcement Date for the 2011 fiscal year to each Vested Stockholder pursuant to such Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2).

(e) Additional Earnout to Vested Stockholders. If the aggregate ECM Profit for the fourth quarter of ECM’s 2008 fiscal year, ECM’s entire 2009 fiscal year, ECM’s entire 2010 fiscal year and ECM’s entire 2011 fiscal year, taken together and reduced by any and all ECM Losses incurred in any such period, exceeds $15,000,000, then the Purchaser shall pay 40.55% of such excess to the Vested Stockholders, payable on the Announcement Date for the 2011 fiscal year to each Vested Stockholder pursuant to such Vested Stockholder’s “Earn-out Ratio for Vested Stockholders” set forth across from such Vested Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the Announcement Date for the 2011 fiscal year (subject, in the case of each Vested Stockholder, to such Vested Stockholder delivering a duly executed Representation Letter dated as of the Announcement Date for the 2011 fiscal year), which Purchaser Common Stock shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Vested Stockholder, be lifted on one-third of such shares on the first anniversary of the Announcement Date for the 2011 fiscal year, the second third of such shares on the second anniversary of the Announcement Date for the 2011 fiscal year, and the final third of such shares on the third anniversary of the Announcement Date for the 2011 fiscal year.

Section 2.5 Change in Control.

(a) In the event that the Purchaser experiences a Change in Control on or before December 31, 2009 then, in addition to any payments already made or owed pursuant to Section 2.3(a) and 2.4(a) hereof, the Purchaser shall, in lieu of the Earn-out Payments contemplated by Section 2.3(b), 2.3(c), 2.3(d), 2.3(e), 2.4(b), 2.4(c), 2.4(d) and 2.4(e), pay to the Stockholders $15,000,000, payable in equal installments on March 1, 2010, March 1, 2011 and March 1, 2012 to each Stockholder pursuant to such Stockholder’s “Change in Control Ratio” set forth across from such Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in the form of the consideration received by the stockholders of the Purchaser in the Change in Control or, if no consideration is received by the stockholders of Purchaser in such Change in Control, in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the date of the first public announcement of the Change in Control.

(b) In the event that the Purchaser experiences a Change in Control after December 31, 2009 and on or before December 31, 2010 then, in addition to any payments already made or owed pursuant to Sections 2.3(a), 2.3(b), 2.4(a) and 2.4(b) hereof, the Purchaser shall, in lieu of the Earn-out Payments contemplated by Sections 2.3(c), 2.3(d), 2.3(e), 2.4(c), 2.4(d) and 2.4(e), pay to the Stockholders $10,000,000, payable in equal installments on March 1, 2011 and March 1, 2012 to each Stockholder pursuant to such Stockholder’s “Change in Control Ratio” set forth across from such Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in the form of the consideration received by the stockholders of the Purchaser in the Change in Control or, if no consideration is received by the stockholders of Purchaser in such Change in Control, in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the date of the first public announcement of the Change in Control.

(c) In the event that the Purchaser experiences a Change in Control after December 31, 2010 and on or before December 31, 2011 then, in addition to any payments already made or owed pursuant to Sections 2.3(a), 2.3(b), 2.3(c), 2.4(a), 2.4(b) and 2.4(c) hereof, the Purchaser shall, in lieu of the Earn-out Payments contemplated by Sections 2.3(d), 2.3(e), 2.4(d) and 2.4(e), pay to the Stockholders $5,000,000, payable on March 1, 2012 to each Stockholder pursuant to such Stockholder’s “Change in Control Ratio” set forth across from such Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2), 50% of which shall be paid in cash and 50% of which shall be paid in the form of the consideration received by the stockholders of the Purchaser in the Change in Control or, if no consideration is received by the stockholders of Purchaser in such Change in Control, in shares of Purchaser Common Stock valued at the Average Purchaser Share Price as of the date of the first public announcement of the Change in Control.

(d) To the extent the consideration received by the stockholders of the Purchaser in a Change of Control consists of shares of the capital stock of any Person, such shares shall be subject to Transfer Restrictions, which Transfer Restrictions shall, for each Stockholder, be lifted on one-third of such shares on each of the first, second and third anniversaries of the relevant payment date. In the event that any Unvested Stockholder that is eligible to receive a portion of any payment made pursuant to Section 2.5(a), 2.5(b) or 2.5(c) is no longer an employee of the Purchaser or its successor entity or any of their Affiliates as of the relevant payment date for any reason whatsoever (including the death or disability of such Unvested Stockholder prior to the relevant payment date), then the portion of such payment that such Unvested Stockholder would otherwise have been entitled to pursuant to such Unvested Stockholder’s “Change in Control Ratio” shall instead be forfeited and reissued pro rata among the Unvested Stockholders that are employed by the Purchaser or its successor entity or one of their Affiliates as of the relevant payment date.

Section 2.6 Post-Closing Purchase Price Adjustment.

(a) Post-Closing Net Asset Amount Payment. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that, as of and on the Closing Date, the value of the Net Asset Amount of the Company shall be no less than $2,600,000 (the “Target Net Asset Amount”). In the event the actual Net Asset Amount on the Closing Date, as determined pursuant to Section 2.6(c) hereof and Section 2.6(d) hereof (the “Actual Net Asset Amount”), is less than the Target Net Asset Amount, the Stockholders shall pay to the Purchaser, within three (3) Business Days of the final determination of the Actual Net Asset Amount pursuant to Section 2.6(c) hereof and Section 2.6(d) hereof, the amount of such shortfall, in the manner set forth in Section 2.6(a) of the Disclosure Schedule and pursuant to such Stockholder’s “True-up Ratio” set forth across from such Stockholder’s name on Exhibit A (as it may be revised pursuant to Section 3.2). In the event the Actual Net Asset Amount is greater than the Target Net Asset Amount, the Purchaser shall pay each Stockholder, in the proportion to such Stockholder’s Ownership Percentage as set forth on Exhibit A (as it may be revised pursuant to Section 3.2), by wire transfer in immediately available funds within three (3) Business Days of the final determination of the Actual Net Asset Amount pursuant to Section 2.6(c) hereof and Section 2.6(d) hereof, the amount of such excess.

(b) Post-Closing Debt Adjustment. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that, as of and on the Closing Date, the Company’s Debt shall be equal to Zero Dollars ($0). In the event that Actual Debt is greater than Zero Dollars ($0) (such amount, “Excess Debt”) as determined pursuant to Section 2.6(c) hereof and Section 2.6(d) hereof, each Stockholder shall be severally but not jointly liable to the Purchaser for an amount equal to such Excess Debt multiplied by such Stockholder’s True-up Ratio as set forth on Exhibit A (as it may be revised pursuant to Section 3.2) and shall pay by wire transfer in immediately available funds to the Purchaser an amount equal to such amount to an account designated by the Purchaser within three (3) Business Days of the final determination of the amount of Actual Debt (the “Post-Closing Excess Debt Payment”).

(c) Closing Date Balance Sheet. The Actual Net Asset Amount and the Actual Debt shall be set forth in a closing date balance sheet (the “Closing Date Balance Sheet”). All items on the Closing Date Balance Sheet shall be determined and computed in accordance with GAAP in effect as of the date hereof, applied in accordance with the reasonable past practice of the Company. The Purchaser, in conjunction with its independent accountants, shall prepare and present to the Stockholder Representative a draft of the Closing Date Balance Sheet (the “Preliminary Closing Date Balance Sheet”) promptly, but not more than sixty (60) days after the Closing Date. The Stockholder Representative and its independent accountants shall have the right to observe and participate in the preparation of the Preliminary Closing Date Balance Sheet and, during such sixty (60) day period, the Purchaser shall provide the Stockholder Representative and its independent accountants and other authorized representatives with reasonable access to the Company’s facilities, books and records and its personnel and accountants; provided, however, that (i) such observation, participation and access shall not unreasonably interfere with the business operations of the Purchaser or its Subsidiaries; (ii) the Purchaser shall not be required to provide access to any information or take any other action that would constitute a waiver of the attorney-client privilege; and (iii) the Purchaser need not supply any Person with any information which, in the reasonable judgment of the Purchaser, the Purchaser is under a legal obligation not to supply. The Stockholders will use their reasonable best efforts to cooperate with the Purchaser in the preparation of such Preliminary Closing Date Balance Sheet.

(d) Post-Closing Adjustment Disputes. The Stockholder Representative shall notify the Purchaser of any dispute with the Preliminary Closing Date Balance Sheet, identifying with specificity the disputed calculations, in writing promptly, but not more than thirty (30) days after its receipt by the Stockholder Representative. If the parties cannot agree on the terms of the Preliminary Closing Date Balance Sheet within thirty (30) days after the Stockholder Representative has notified the Purchaser of the dispute in writing regarding the Preliminary Closing Date Balance Sheet, the parties shall submit the dispute to a mutually acceptable independent “Big Four” accounting firm (the “Reviewing Accountants”), whose determination of the Actual Net Asset Amount and the Actual Debt shall be binding on the parties. The fees of such Reviewing Accountants shall be borne by the Purchaser if an adjustment is made in favor of the Stockholders and by the Stockholders if no adjustment or an adjustment in the Purchaser’s favor is made. The Preliminary Closing Date Balance Sheet, together with any adjustments or corrections agreed upon by the Purchaser and the Stockholder Representative and/or determined by the Reviewing Accountants, shall comprise the final Closing Date Balance Sheet.

Section 2.7 Imputed Interest. The parties hereto shall treat such portion of any payment to the Stockholders under this Agreement as imputed interest to the extent required pursuant to Section 483 or Section 1274 of the Code.

Section 2.8 Withholding. The Purchaser (and, after the Closing, at the Purchaser’s election, the Company) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Purchaser (or the Company, as applicable). The Purchaser and the Stockholders shall cooperate and work in good faith to eliminate or minimize any such withholding.

ARTICLE III

CLOSING

Section 3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, no later than three (3) Business Days following the satisfaction or waiver of the conditions set forth in this Article III (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions), or at such other time and place and on such other date as the Purchaser and the Stockholders shall agree (the “Closing Date”).

Section 3.2 Deliveries Prior to Closing. The Stockholder Representative shall deliver or cause to be delivered on behalf of all Stockholders not later than two (2) Business Days prior to the Closing Date (a) a revised and restated Exhibit A as of that date, listing each Stockholder, his, her or its Ownership Percentage, the number of Company Shares, Company Vested Options and Company Unvested Options held by each such Stockholder, the amount of the Cash Purchaser Price to Vested Stockholders, the Share Purchase Price to Vested Stockholders and the Share Purchaser Price to Unvested Stockholders to be received by each such Stockholder, and the “Change in Control Ratio,” “True-up Ratio,” “Earn-out Ratio for Vested Stockholders” and “Earn-out Ratio for Unvested Stockholders” of each such Stockholder, in each case updated to reflect any and all changes to Exhibit A after the date hereof, including, without limitation, any and all exercises of Company Vested Options, and (b) a written notice to the Purchaser designating an account to which the Purchaser shall wire the Cash Purchase Price (the “Wire Instructions”). The Stockholder Representative shall be responsible for distributing the Cash Purchase Price to the Vested Stockholders as set forth on Exhibit A (as it may be revised pursuant to this Section 3.2).

Section 3.3 Stockholders’ Deliveries at Closing. At the Closing the Stockholders shall deliver or cause to be delivered the following:

(a) to the Purchaser, certificates representing the Company Shares owned by each Stockholder that is a signatory to this Agreement (either as an original signatory hereto or pursuant to a supplemental agreement agreeing to be bound by the terms and conditions of this Agreement as if he or she were an original signatory hereto) as set forth on Exhibit A (as it may be revised pursuant to Section 3.2), free and clear of any and all Liens, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank and with all appropriate stock transfer tax stamps affixed;

(b) to the Purchaser, all other documents and instruments required to be delivered by the Company or such Stockholder on or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement to which such Stockholder is or is required to be a party, including, without limitation, those items set forth in Section 8.2 hereof;

(c) to the Purchaser, signed counterparts of the Ancillary Agreements to which the Company and such Stockholder is a party;

(d) to the Purchaser, signed counterparts of the Non-Compete Agreement, in the form set forth on Exhibit D (the “Key Employee Non-Compete Agreements”) from Richard J. Prati, Curtis L. Snyder and Richard Brown; and

(e) to the Purchaser, signed counterparts of the Non-Compete Agreement, in the form set forth on Exhibit E (the “General Non-Compete Agreements”), from (i) Robert Sanderson and Bradley Gastwirth and (ii) at least 31 of the 41 Persons listed in Section 3.3(e) of the Disclosure Schedule.

Section 3.4 Purchaser Deliveries at Closing. At the Closing the Purchaser shall deliver or cause to be delivered the following:

(a) the Cash Purchase Price by wire transfer of immediately available funds to the account set forth in the Wire Instructions;

(b) the Share Purchase Price to Vested Stockholders, allocated to each Stockholder as set forth on Exhibit A (as it may be revised pursuant to Section 3.2);

(c) to the Stockholders’ Representative, all other documents and instruments required to be delivered by the Purchaser to the Company or the Stockholders on or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement under which the Purchaser is or is required to be a party, including, without limitation, those set forth in Section 8.3 hereof; and

(d) to the Stockholder Representative, signed counterparts of the Ancillary Agreements to which the Purchaser is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

The Company and each of the Principal Stockholders represents and warrants as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Good Standing; Charter Documents. The Company and its Subsidiaries are duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries are duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification. The Company has provided the Purchaser with true, correct and accurate copies of each of the Company Charter Documents.

Section 4.2 Authorization and Effect of Agreement. The Company has all requisite right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3 Consents and Approvals; No Violations. Except as set forth in Section 4.3 of the Disclosure Schedule, no filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary to be obtained, made or given by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Company is a party by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Company Charter Documents (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or otherwise may be subject to or bound or result in the creation of any Lien, other than Permitted Liens, on any of the assets or properties of the Company or any of its Subsidiaries, (c) violate any Permit or Law applicable to the Company of any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of its or their assets or properties may be subject to or bound, or (d) result in the creation of any Lien on the Company Shares, except in the case of (b) or (c), a violation, breach or default which would not have or would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Permits; Compliance with Law.

(a) Section 4.4(a) of the Disclosure Schedule sets forth a complete and accurate list of all Permits held or maintained by the Company or any of its Subsidiaries. The Company and its Subsidiaries hold all material Permits necessary for the ownership and lease of its and their properties and assets and the lawful conduct of its business as it is now substantially conducted under and pursuant to all applicable Laws. All material Permits have been legally obtained and maintained and are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with all of the terms and conditions of all Permits. To the Knowledge of the Company, (i) there has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits and (ii) no outstanding violations are or have been recorded in respect of any Permits. No action, proceeding, claim or suit is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any Permit, and, to the Knowledge of the Company, no investigation is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any Permit. To the Knowledge of the Company, there is no fact, error or admission relevant to any Permit that could reasonably be expected to result in the suspension, revocation, withdrawal, material modification or material limitation of, or could reasonably be expected to result in the threatened suspension, revocation, withdrawal, material modification or material limitation of, or in the loss of any Permit. Each Permit shall continue to be valid and in full force and effect immediately following the Closing without any Consent, approval or modification required by or from any Governmental Authority.

(b) The Company and its Subsidiaries and its and their properties, assets, operations and business (i) are currently being operated in compliance in all material respects with all Permits and applicable Laws and (ii) have always been operated in compliance with all Permits and applicable Laws except, in the case of clause (ii), for such noncompliance as has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Capitalization of the Company; Accredited Investors.

(a) The entire authorized capital stock of the Company consists solely of (i) 15,000 shares of Company Common Stock, of which 2,424 shares are issued and outstanding and held by the Stockholders in the amounts set forth in Exhibit A hereto, and (ii) 5,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. The issued and outstanding capital stock of the Company consists solely of the Company Shares. There are no accrued and unpaid dividends in respect of any Company Shares. No other class of equity securities or other securities or rights of any kind of the Company are authorized, issued or outstanding. All of the Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company’s organizational documents or any agreement to which the Company is a party or by which it is bound.

(b) The authorized capital stock of each of the Company’s Subsidiaries is set forth in Section 4.5(b) of the Disclosure Schedule. There are no accrued and unpaid dividends in respect of any share of capital stock of any Subsidiary of the Company. No other class of equity securities or other securities or rights of any kind of any Subsidiary of the Company are authorized, issued or outstanding. All of the shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially as set forth in Section 4.5(b) of the Disclosure Schedule, free and clear of any and all Liens. Upon the delivery of the Company Shares as provided in Section 3.3 hereof, the Purchaser will be entitled to all the rights of a holder of such Company Shares.

(c) Except as set forth in Section 4.5(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued any securities in violation of any preemptive or similar rights and there are no subscriptions, options, warrants, calls, commitments, preemptive rights, rights of first refusal, rights of first offer or other rights of any kind (absolute, contingent or otherwise) relating to the issuance, purchase or receipt of, nor are there any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or instrument of the Company or any of its Subsidiaries. Exhibit A sets forth each Company Vested Option and Company Unvested Option and the holder thereof. The Company is not a party to or bound by and, to the Knowledge of the Company, there are no, restrictions upon, or voting trusts, proxies or other agreements or understandings of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the Company Shares. Each Company Vested Option and each Company Unvested Option has been granted with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock on the date of grant, as such fair market value is determined pursuant to Section 409A of the Code, and qualifies for the tax treatment afforded to such Company Vested Option and such Company Unvested Option under the Financial Statements. The Company Vested Options and the Company Unvested Options were granted pursuant to and are subject in all respects to the stock option plan listed on Section 4.24(a) of the Disclosure Schedule.

(d) To the Knowledge of the Company, no more than 15 individuals listed on Exhibit A hereto are not Accredited Investors (as defined in Regulation D promulgated under the Securities Act).

Section 4.6 Accuracy of Stock Purchase Consideration; Capital Structure. Without limiting the Stockholders’ right to indemnification from the Purchaser as contemplated by Article X or the Stockholders’ other rights under this Agreement, the Purchaser’s payment of the Purchase Price, as and when due under the terms hereof and as reflected on Exhibit A (as it may be revised pursuant to Section 3.2), is the only obligation the Purchaser or the Company shall have with respect to the ownership or right to be issued, or otherwise in respect of, any Company Shares under existing agreements or instruments to which the Company is a party.

Section 4.7 No Subsidiaries. Except as set forth in Section 4.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is the owner of record or beneficial owner, nor does it control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity interest in any Person. Except as set forth in Section 4.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has ever been a partner or member, or has, or has ever had, any other ownership interest in any general or limited partnership, or any similar entity.

Section 4.8 Minutes; Books and Records.

(a) The Company has made available to the Purchaser true, complete and accurate copies, or the complete original, of the minute books of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, members, board of directors and all committees of the board of directors of the Company and its Subsidiaries. All corporate actions taken by the Company and its Subsidiaries have been duly authorized, and no such actions taken by the Company and its Subsidiaries have been taken in breach or violation of the Company Charter Documents.

(b) The Company and its Subsidiaries maintain true, complete and accurate books and records which accurately reflect their assets and liabilities, in all material respects.

Section 4.9 Litigation. There is no action, proceeding, claim, suit, opposition, challenge, charge or investigation (collectively, “Proceedings”) pending or, to the Knowledge of the Company, threatened, that questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or its or their assets, properties, businesses, or employees. There are no outstanding judgments, writs, injunctions, orders, decrees or settlements against or that apply, in whole or in part, to the Company or any of its Subsidiaries, or its or their assets, properties, businesses, or employees, in each case to the extent relating to the business of the Company or any of its Subsidiaries.

Section 4.10 Assets Necessary to the Company. The Company and its Subsidiaries own or have a valid license or leasehold interest in all of the rights, properties and assets, including Intellectual Property, that are used or held for use in or are necessary for the Company or any of its Subsidiaries or the Purchaser, as the case may be, to conduct the Company’s and its Subsidiaries’ business as currently conducted and as contemplated to be conducted. Immediately following the Closing, none of the Stockholders will own, license or lease any rights, properties or assets that are used or held for use in or are necessary for the Company or any of its Subsidiaries or the Purchaser, as the case may be, to conduct the Company’s and its Subsidiaries’ business as currently conducted and as contemplated to be conducted.

Section 4.11 Financial Statements. The Company has delivered to the Purchaser (a) the audited combined balance sheets of the Company as of December 31, 2007, and the related combined statements of income, common shareholder’s equity, and of cash flows of the Company for the year ended December 31, 2007 (the “Audited Financial Statements”), and (b) an unaudited balance sheet of the Company as of July 31, 2008 and the related unaudited statements of income of the Company for the seven months ended July 31, 2008 (the “Most Recent Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of their operations for the periods covered thereby; provided, however, that the Most Recent Financial Statements are subject to normal recurring year-end adjustments, which in the aggregate are not material, and lack footnotes and other presentation items.

Section 4.12 Bank Accounts. Section 4.12 of the Disclosure Schedule contains a true, complete and accurate list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true, complete and accurate list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 4.13 Debt. Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of the amounts and types of all of the Company’s and its Subsidiaries’ outstanding Debt as of the date hereof.

Section 4.14 Absence of Certain Changes. Since December 31, 2007, (a) the Company and its Subsidiaries have been operated in the ordinary course of business consistent with past practice, (b) the Company and its Subsidiaries have not taken or agreed to take any of the actions set forth in Section 7.1 hereof, (c) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (d) the Company and its Subsidiaries have not suffered the loss of service of any officers, directors, employees, consultants or agents (collectively, “Personnel”) who are material, individually or in the aggregate, to the operations or conduct of the Company, and (e) there has been no material damage to or loss or theft of any of the material assets of the Company or any of its Subsidiaries.

Section 4.15 [Intentionally Omitted.]

Section 4.16 Transactions with Affiliates. Except as set forth in Section 4.16 of the Disclosure Schedule, no Related Party (as defined in this Section 4.16) either currently or at any time: (i) has or has had any interest in any material property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries or (ii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any material assets or property of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Related Party” shall mean as of any time: an officer or director, Stockholder holding more than 2.5% of the Company Shares, employee or Affiliate of the Company or any of its Subsidiaries at such time, any present spouse, stepchild, stepparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, or any child, grandchild, parent, grandparent or sibling, including any adoptive relationships, of any such officer, director or Affiliate of the Company or any of its Subsidiaries or any trust or other similar entity for the benefit of any of the foregoing Persons.

Section 4.17 Contracts.

(a) Section 4.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each Contract of the following types or having the following terms to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties or assets is or may be bound (collectively, the “Company Contracts”):

(i) all Contracts providing for the employment, retention, bonus, severance or other service relationship with any current or former officer, director, employee, consultant or other person requiring compensation by the Company (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in Section 4.17(a) of the Disclosure Schedule) in excess of $50,000;

(ii) all material Contracts (other than employment contracts) with any current or former officer, director, stockholder, employee, consultant, agent or other representative of the Company or any of its Subsidiaries or with an entity in which any of the foregoing is a controlling person;

(iii) all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee of credit in favor of any Person or entity in excess of $100,000;

(iv) all lease, sublease, rental, license or other Contracts under which the Company or any of its Subsidiaries is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts providing for lease or rental payments in excess of $100,000 per annum and a term of at least twelve (12) months;

(v) all Contracts containing any covenant or provision limiting the freedom or ability of the Company or any of its Subsidiaries to engage in any line of business, engage in business in any geographical area or compete with any other Person or requiring exclusive dealings by the Company or any of its Subsidiaries;

(vi) (A) all Contracts for the purchase of materials, inventory, supplies or equipment (including, without limitation, computer hardware and Software), or for the provision of services, involving annual payments of more than $100,000, containing any escalation, renegotiation or redetermination provisions, other than Contracts that are terminable within ninety (90) days without premium or penalty to the Company or any of its Subsidiaries; and (B) notwithstanding (A), all Contracts (i) with material customers of the business of the Company or any of its Subsidiaries, (ii) for the sale by the Company or any of its Subsidiaries of materials, supplies, inventory or equipment (including, without limitation, computer hardware and Software), or (iii) for the provision of services by the Company or any of its Subsidiaries (including, without limitation, consulting services, data processing and management, and project management services), the performance of which will extend over a period of more than one (1) year and involve consideration in excess of $100,000;

(vii) all confidentiality Contracts;

(viii) all partnership or joint venture Contracts;

(ix) all Contracts or purchase orders relating to capital expenditures involving total payments by the Company and its Subsidiaries of more than $100,000;

(x) all Contracts relating to licenses of Intellectual Property (whether the Company or any of its Subsidiaries is the licensor or licensee thereunder) material to the business of the Company;

(xi) all Contracts relating to the future disposition or acquisition of any business enterprise or any interest in any business enterprise;

(xii) all Contracts between or among (A) the Company or any of its Subsidiaries, on the one hand, and (B) any Stockholder, such Stockholder’s Affiliate, or any Related Party (other than the Company), on the other hand;

(xiii) Contracts pertaining to the issuance of debt or equity of the Company or any of its Subsidiaries;

(xiv) Contracts which are (A) outside the ordinary course of business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person of any option or preferential rights to purchase any assets or properties;

(xv) all Contracts which require the Consent of any counterparty thereto in connection with the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(xvi) all Contracts under which the Company or any of its Subsidiaries agrees to indemnify any Person or share the Tax liability of any Person; and

(xvii) any other Contract material to the business of the Company or any of its Subsidiaries.

(b) (i) Each Company Contract is legal, valid, binding and enforceable against the Company or the party to such Company

Contract which is a Subsidiary of the Company, as the case may be, and to the Knowledge of the Company, against each other party thereto, and is in full force and effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in material breach or default, and no event has occurred which could constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any Company Contract.

(c) The Company has delivered to the Purchaser complete and accurate copies of each Company Contract and there has been no material modification, waiver or termination of any Company Contract or any material provision thereto. To the Knowledge of the Company, no modification, waiver or termination of any Company Contract is contemplated. Except as set forth on Section 4.17(c) of the Disclosure Schedule, no Company Contract is terminable or cancelable as a result of the consummation of the transactions contemplated in this Agreement.

(d) There are no non-competition or non-solicitation agreements or any similar agreements or arrangements that could restrict or hinder the operations or conduct of the business of the Company or any of its Subsidiaries or the use of its properties or assets or any “earn-out” agreements or arrangements (or any similar agreements or arrangements) to which any of the Stockholders or the Company or any of its Subsidiaries is a party or may be subject or bound (other than this Agreement or pursuant to this Agreement).

Section 4.18 Labor. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreements and there is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company. The Company and each of its Subsidiaries has, in all material respects, complied with applicable Laws relating to the terms and conditions of employment including, without limitation such Laws relating to wages and hours, immigration and workplace safety, except for any noncompliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.19 Insurance. The Company and its Subsidiaries have in place insurance policies in amounts and types that are customary in the industry for similar companies and all such policies are valid and in full force and effect. Section 4.19 of the Disclosure Schedule contains a complete and accurate list of all insurance policies currently maintained relating to the Company and its Subsidiaries. The Company has delivered to the Purchaser complete and accurate copies of all such policies together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies. All premiums due on such policies have been paid, and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies and, to the Knowledge of the Company, such policies are valid and in full force and effect. No Proceedings are pending or, to the Knowledge of the Company, threatened, or were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any of such policies has been received. The Company and its Subsidiaries are in compliance with all warranties contained in all insurance policies.

Section 4.20 Accounts Receivable. All Accounts Receivable represent bona fide sales actually made or services actually delivered in the ordinary course of business consistent with past practice and have been billed or invoiced in the ordinary course of business consistent with past practice and in accordance with all applicable Laws.

Section 4.21 Absence of Certain Business Practices. Neither the Company, nor any of its Subsidiaries, nor any Affiliate, director, officer, employee or agent of the Company or any of its Subsidiaries, nor any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has, to the Knowledge of the Company, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which (a) could reasonably be expected to subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect or which could subject the Company or any of its Subsidiaries or the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

Section 4.22 Real Property; Title; Valid Leasehold Interests.

(a) Neither the Company nor any of its Subsidiaries owns or has owned in the five (5) years prior to the date hereof, and is not under any Contract to purchase, any real property.

(b) The Company has delivered or made available to the Purchaser a true, complete, and accurate copy of each real property lease of the Company and its Subsidiaries, together with all amendments, modifications, and extensions thereof (“Company Leases”).

(c) The Company and its Subsidiaries have valid and enforceable leasehold interests in each property covered by each Company Lease. Neither the Company nor any of its Subsidiaries has subleased or granted to any Person the right to use or occupy any such leased property or any portion thereof.

(d) The Company and its Subsidiaries are in compliance in all material respects with the provisions of each Company Lease, and each such Company Lease is in full force.

(e) To the Knowledge of the Company, with respect to the Company Leases, there are no (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the applicable real property, (ii) existing, pending, or threatened condemnation proceedings affecting any such real property or (iii) existing, pending, or threatened zoning, building code, or similar matters, which are reasonable likely to interfere with the operations of the Company’s or any of its Subsidiaries’ business in any material respect.

Section 4.23 Environmental. Except as could not reasonably be likely to result in a material liability to the Company or any of its Subsidiaries, there has been no Release or, to the Knowledge of the Company, threatened Release of any Hazardous Materials at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any other location.

Section 4.24 Employee Benefits.

(a) Section 4.24(a) of the Disclosure Schedule contains a list of: (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and referred to herein as a “Pension Plan”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA and referred to herein as a “Welfare Plan”) and (iii) each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement or any employee stock ownership plan) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, or to any worker providing services to the Company or any of its Subsidiaries through an employee leasing arrangement, that is maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. With respect to each Benefit Plan, the Company has delivered or made available to the Purchaser true, complete and accurate copies of: (i) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (ii) the three (3) most recent IRS Form 5500 annual reports filed with the IRS (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (iv) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (v) the most recent determination letter from the IRS with respect to such Benefit Plan, if any, and (vi) the most recent actuarial valuation with respect to such Benefit Plan, if any.

(b) Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. Neither the Company nor any of its Subsidiaries has undertaken or committed to make any amendments to any such Benefit Plan (other than amendments which have been provided to the Purchaser prior to the date hereof) or to establish, adopt or approve any new plan that, if in effect on the date hereof, would constitute a Benefit Plan.

(c) Each Pension Plan and any trust established pursuant thereto intended to be qualified and tax exempt under Sections 401(a) and 501(a) have been the subject of a favorable and up-to-date determination letter from the IRS (or if not up to date, the “remedial amendment period” as defined in Rev. Proc. 2007-44, 2007-28 IRB 54 to apply for an up-to-date determination letter has not elapsed) or an up-to-date opinion letter from the IRS upon which the Company is entitled to rely with respect to such Pension Plan to the effect that such Pension Plan and trust are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code. There are no circumstances or events that could reasonably be expected to result in the disqualification of any Pension Plan.

(d) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has maintained, contributed to or been required to contribute to any benefit plan in the past six years that is subject to the provisions of Title IV of ERISA. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate maintains or has an obligation to contribute to or has within the past six (6) years maintained or had an obligation to contribute to a “multiemployer plan.” For purposes hereof, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e) Neither the Company nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans, other than as required by COBRA or any other applicable Law. All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, contract or otherwise have been paid on a timely basis and all contributions required to be made under each Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued or reflected in the Financial Statements. There are no pending or, to the Knowledge of the Company, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, the Company or any of its Subsidiaries, or any employee or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan. To the Knowledge of the Company, with respect to each Benefit Plan, there has not occurred, and no Person is contractually bound to enter into, any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that could, individually or in the aggregate, reasonably be expected to have a material effect.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of any Benefit Plan, (ii) cause or result in the obligation to fund any Benefit Plan or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) The Company does not maintain any Benefit Plans (i) outside the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside the U.S.

Section 4.25 Employees.

(a) The Company has delivered to the Purchaser a true and correct schedule setting forth (i) the name, title and total compensation of each officer and director of the Company and each of its Subsidiaries and each other employee, consultant and agent, (ii) all bonuses and other incentive compensation received by such Persons and any accrual for such bonuses and incentive compensation and (iii) all Contracts or commitments by the Company or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment of any of its officers or directors, or employees, consultants and agents.

(b) To the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries or any employee, consultant or agent of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that could (i) adversely affect the performance by such Person of his/her duties for or on behalf of the Company or any of its Subsidiaries or (ii) adversely affect the ability of the Company or any of its Subsidiaries to conduct its or their business.

(c) Neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any Benefit Plan, should have been classified as an employee. Neither the Company nor any of its Subsidiaries has any material liability by reason of any individual who provides or provided services to the Company or any of its Subsidiaries, in any capacity, being improperly excluded from participating in any Benefit Plan.

(d) No executive, key employee or significant group of employees has informed the Company or any of its Subsidiaries of his, her or its definite intent to terminate employment with the Company or any of its Subsidiaries during the next twelve (12) months.

Section 4.26 Taxes and Tax Returns. Except as set forth in Section 4.26 of the Disclosure Schedule:

(a) All material Tax Returns required to be filed by or with respect to the Company and the Company’s Subsidiaries or their respective assets and operations Have been timely filed (taking into account valid extensions of the time for filing). All such Tax Returns (i) were prepared in the manner required by applicable Law, (ii) are true, complete and accurate in all material respects and (iii) accurately reflect the liability for Taxes of the Company and the Company’s Subsidiaries. True, complete and accurate copies of all federal, state, local and foreign Tax Returns of or including the Company and the Company’s Subsidiaries filed in the previous three (3) years have been provided to the Purchaser prior to the date hereof.

(b) The Company and the Company’s Subsidiaries have timely paid, or caused to be paid, all material Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return (except for Taxes being contested in good faith with a Taxing Authority and for which there is a sufficient reserve (without regard to deferred Tax assets and liabilities) on the balance sheet included in the Financial Statements), and the Company and the Company’s Subsidiaries have established, in accordance with GAAP, a sufficient reserve (without regard to deferred Tax assets and liabilities) on the balance sheet included in the Financial Statements for the payment of all Taxes not yet due and payable. Since December 31, 2007, neither the Company nor any of the Company’s Subsidiaries has incurred any liability for Taxes other than Taxes incurred in the ordinary course of business.

(c) The Company and the Company’s Subsidiaries (i) have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and related Treasury Regulations, (ii) have complied in all material respects with all provisions of state, local and foreign Law relating to the withholding and payment of Taxes, and (iii) have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any employee, independent contractor or other third party and paid over to the proper

Governmental Authorities all amounts required to be so paid over.

(d) Within the five (5) years prior to the date hereof, none of the Tax Returns of or relating to the Company or any of the Company’s Subsidiaries has been audited by the IRS or any state, local or foreign Taxing Authority and no adjustment relating to any Tax Return of or including the Company or any of the Company’s Subsidiaries or its assets or operations has been proposed or threatened formally or informally by any Taxing Authority. Neither the Company nor any of the Company’s Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (or an analogous provision of state, local or foreign Law). To the Knowledge of the Company, there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or threatened claim, proposal or assessment against the Company or any of the Company’s Subsidiaries or relating to its assets or operations asserting any deficiency for Taxes.

(e) Within the five (5) years prior to the date hereof, no written claim has ever been made by any Taxing Authority with respect to the Company or any Subsidiary of the Company in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the Company’s Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of the Company or the Company’s Subsidiaries.

(f) No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to the Company or any of the Company’s Subsidiaries is in force, and no waiver or agreement by the Company or any of the Company’s Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

(g) Neither the Company nor any of the Company’s Subsidiaries has granted a power of attorney to any Person with respect to any Taxes.

(h) Neither the Company nor any of the Company’s Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(i) Neither the Company nor any of the Company’s Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any of the Company’s Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(k) At all times during their existence, the Company and the Company’s Subsidiaries have been C corporations for U.S. federal income tax purposes, and neither the Company nor any of the Company’s Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired (other than a Tax Return for a group of which the Company was the common parent).

(l) Neither the Company nor any of the Company’s Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) Neither the Company nor any of the Company’s Subsidiaries will be required to include any item of income, or exclude any item of deduction from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an installment sale or open transaction disposition on or before the Closing Date, (ii) any change in method of accounting for a taxable period ending on or before the Closing Date, or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Tax law).

Section 4.27 Intellectual Property Rights.

(a) Section 4.27(a) of the Disclosure Schedule lists all registered or otherwise material Owned Company Intellectual Property (other than Trade Secrets).

(b) Except as set forth in Section 4.27(b) of the Disclosure Schedule, (A) all registrations for Owned Company Intellectual Property are valid and in force, (B) all applications to register any unregistered Owned Company Intellectual Property Rights are pending and in good standing, all without challenge; and (C) following the Closing the Purchaser will have the sole and exclusive right to bring actions for infringement, dilution, misuse, misappropriation, or unauthorized use of the Owned Company Intellectual Property. No claims are pending or, to the Knowledge of the Company, have been threatened in writing to the Company or any of its Subsidiaries challenging the validity, enforceability or ownership by the Company or any of its Subsidiaries of any of the Owned Company Intellectual Property.

(c) Each item of Company Intellectual Property is either: (i) owned solely by the Company or any of its Subsidiaries free and clear of any Liens (and is listed in the records of the appropriate U.S. and/or foreign governmental agencies as the sole and exclusive owner of record for each registration, grant and application listed in Section 4.27(b) of the Disclosure Schedule); or (ii) rightfully used and authorized for use by the Company or any of its Subsidiaries pursuant to a valid and enforceable written Contract.

(d) Except as set forth in Section 4.27(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to provide (i) any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of its Subsidiaries in the Company Intellectual Property or (ii) indemnification with respect to any Company Intellectual Property it has licensed or otherwise provided to a third party.

(e) To the Knowledge of the Company, the Owned Company Intellectual Property and any Company Intellectual Property licensed exclusively to the Company or any of its Subsidiaries in any field of use does not infringe, dilute or misappropriate the Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person alleging the Company or any of its Subsidiaries is engaging in any activity that infringes, or that any of the Owned Company Intellectual Property or any Company Intellectual Property licensed exclusively to the Company or any of its Subsidiaries in any field of use infringes upon, any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person challenging the Company’s or any of its Subsidiaries’ ownership or right to use any of the Owned Company Intellectual Property or any Company Intellectual Property licensed exclusively to the Company or any of its Subsidiaries; and there are no infringement suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any third Person’s Intellectual Property. To the Knowledge of the Company, no Person is engaging in any activity that infringes, dilutes or misappropriates any of the Owned Company Intellectual Property or any Company Intellectual Property licensed exclusively to the Company or any of its Subsidiaries in any field of use.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property. The Company and its Subsidiaries have not divulged, furnished to or made accessible to any Person, any Trade Secrets included in the Company Intellectual Property without prior thereto having obtained an enforceable written agreement of confidentiality from such Person. All personnel employed by the Company and its Subsidiaries and consultants and employees of consultants who have had access to any Trade Secrets included in the Company Intellectual Property have signed enforceable written confidentiality agreements and such personnel, consultants and employees of consultants are in compliance therewith.

(g) The Company and its Subsidiaries have obtained from all individuals who participated in any respect in the invention or authorship of any Owned Company Intellectual Property (as employees of the Company or any of its Subsidiaries, as consultants, as employees of consultants or otherwise) effective waivers of any and all ownership rights of such individuals in such Owned Company Intellectual Property, and assignments to the Company of all rights with respect thereto. No officer or employee of the Company or any of its Subsidiaries is subject to any agreement with any other Person which requires such officer or employee to assign any interest in inventions or other Intellectual Property or keep confidential any Trade Secrets, proprietary data, customer lists or other business information of the Company or any of its Subsidiaries or which restricts such officer or employee from engaging in competitive activities or solicitation of customers; except to the extent such agreement has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.28 Information Technology; Security & Privacy.

(a) All information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company or any of its Subsidiaries (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach of any Contract related to any Company IT System or is aware of any event which, with the passage of time or the giving of notice, or both, would constitute a breach of any Contract related to any Company IT System.

(b) All right, title and interest in and to the data contained in any databases of the Company or any of its Subsidiaries (including any Trade Secrets and Personal Information) and all other information and data compilations used by, or necessary to the business of the Company or any of its Subsidiaries (collectively, the “Company Data”) is owned by the Company, free and clear of all Liens, and is not subject to any Contract granted to or by the Company or any of its Subsidiaries. The Company and its Subsidiaries have all necessary and required rights to license, use, sublicense and distribute the data contained in the Company Data, including in connection with the operation of the Company IT Systems.

(c) To the Knowledge of the Company, there are no viruses, “Trojan horses”, “time bombs”, lock-out mechanisms, disabling code or other malicious code in any Software included in the Company Intellectual Property or in any Company IT Systems or any other defects that will prevent any Software included in the Company Intellectual Property or Company IT Systems from performing in all material respects the tasks and functions that the foregoing were intended to perform. The Owned Company Intellectual Property does not include any “open source” Software or Software licensed under any form of general public license (“Publicly Available Software”) and neither the Company, nor any of its Subsidiaries has used Publicly Available Software in whole or in part in the development of any part of Owned Company Intellectual Property in a manner that may subject the Company or any of its Subsidiaries or any Owned Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(d) The Company and its Subsidiaries have established and are in compliance with a written information security program (i) that includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data, including Personal Information, and (ii) is designed to protect against unauthorized access to the Company IT Systems or Company Data and the systems of any third Person service providers that have access to (A) Company Data or (B) Company IT Systems. Neither the Company nor any of its Subsidiaries has suffered a security breach with respect to the Company Data in the last five (5) years. Neither the Company nor any of its Subsidiaries has notified any Person of any information security breach involving Personal Information. The Company and its Subsidiaries are in material compliance with all privacy policies of the Company and its Subsidiaries and all applicable Laws related to information privacy and security, including Regulation S-P promulgated under section 504 of the Gramm-Leach-Bliley Act, and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information. Neither the Company nor any of its Subsidiaries is prohibited by any applicable Laws or any privacy policy of the Company or any of its Subsidiaries or agreement from providing the Purchaser with the Personal Information that has been, or will be, provided to the Purchaser, on or after the Closing Date, in connection with the transactions contemplated by this Agreement.

Section 4.29 State Takeover Statutes. No state takeover or similar statute or regulation is applicable to the Transaction, this Agreement or any of the transactions contemplated hereby.

Section 4.30 No Broker. Except as set forth in Section 4.30 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by the Company in connection with any of the transactions contemplated by this Agreement.

Section 4.31 Regulatory Matters. In addition to, and without limiting the generality of, the foregoing representations and warranties, including, but not limited to, those contained in Sections 4.3 and 4.4 hereof:

(a) The Company and its Subsidiaries have timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, FINRA, or any other Governmental Authority (including applicable state securities regulatory bodies), and all amendments or supplements to any of the foregoing.

(b) The Company has made available to Purchaser a copy of the currently effective Form BD as filed by the Company and its Subsidiaries with the SEC. Except as set forth in Section 4.31 of the Disclosure Schedule, the information contained in such form was complete and accurate in all material respects as of the time of filing thereof and remains complete and accurate in all material respects as of the date hereof.

(c) Except with respect to employees in training or employees who have been employed by the Company or any of its Subsidiaries for fewer than 90 days, all of the employees who are required to be licensed or registered to conduct the business of the Company and its Subsidiaries are duly licensed or registered in each state and with each Governmental Authority in which or with which such licensing or registration is so required.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its or their employees or “associated persons” (as defined in the Exchange Act) has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws. No such disciplinary proceeding or order is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its or their employees or associated persons has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Neither the Company nor any of its Subsidiaries is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act). None of the Company’s or any of its Subsidiaries’ employees or associated persons are or, to the Knowledge of the Company, have been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

(e) As of the date of this Agreement, the Company and its Subsidiaries are, and at all times until the Closing the Company and its Subsidiaries shall be, in compliance with Rules 15c3-1 and 15c3-3 under the Exchange Act and FINRA Rule 3130, and as of the date of this Agreement, the Company and its Subsidiaries have sufficient net capital such that it is not required to effect an early warning notification pursuant to Rule 17a-11 under the Exchange Act.

(f) The information provided by the Company and its Subsidiaries to the Central Registration Depository with respect to the employees of the Company or any of its Subsidiaries (including any Form BD, Form U4 or Form U5) is true, accurate and complete in all material respects.

Section 4.32 Significant Clients; Inventory. Section 4.32 of the Disclosure Schedule lists, for the most recently-completed fiscal year, (i) the top eleven (11) sales people of the Company and its Subsidiaries, on the basis of revenues generated, (ii) at least the top three (3) clients of each such sales person listed, and (iii) the aggregate amount of revenues generated by each sales person listed. Neither the Company nor any of its Subsidiaries has received notice from any of such clients that a client has a material dispute with the Company, and, to the Knowledge of the Company, none of such clients has any material disputes with the Company or any of its Subsidiaries.

Section 4.33 Absence of Undisclosed Liabilities. Except for specifically those liabilities or obligations described on the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as to such Stockholder, as follows:

Section 5.1 Ownership of the Company Shares.

(a) Each Stockholder is the owner, beneficially and of record, of the Company Shares, Company Vested Options and Company Unvested Options set forth opposite such Stockholder’s name on Exhibit A hereto, free and clear of any and all Liens. At the Closing, such Stockholder shall transfer good and marketable title to such Company Shares free and clear of any and all Liens and consent to the cancellation of such Company Vested Options and Company Unvested Options, on the terms and conditions hereof. No Stockholder is party to or otherwise bound by, and to the Knowledge of the Stockholders, there are no, restrictions upon, or voting trusts, proxies or other agreements or understandings of any kind with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the Company Shares owned by such Stockholder.

(b) The sale and delivery of the Company Shares as contemplated by this Agreement is not subject to any preemptive right, right of first refusal or other right or restriction. Upon the delivery of the Company Shares as provided in Section 3.3 hereof, the Purchaser will acquire good and marketable title to each of the Company Shares, free and clear of any and all Liens.

Section 5.2 Acquisition of Purchaser Stock.

(a) Each Stockholder shall acquire the Purchaser Common Stock for its own account for the purpose of investment and not (A) with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or (B) for the account or benefit of, as a nominee or agent for, or on behalf of any Person in circumstances that would preclude the Purchaser from relying on any exemption from the registration requirements under the Securities Act.

(b) Each Stockholder understands that the Purchaser Common Stock will be transferred to each Stockholder under Regulation D under the Securities Act or under another exemption from the registration requirements of the Securities Act, and each Stockholder will not, without the prior written consent of the Purchaser, offer, sell, pledge or otherwise transfer the Purchaser Common Stock except as permitted under applicable Law.

(c) Each Stockholder has not, and none of its Affiliates or any person acting on behalf of each Stockholder or any such Affiliate has, engaged or will engage in any general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) with respect to the Purchaser Common Stock.

(d) The transactions contemplated by this Agreement (A) have not been pre-arranged with a buyer of the Purchaser Common Stock in circumstances that would preclude the Purchaser from relying on any exemption from the registration requirements under the Securities Act, and (B) are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(e) Each Stockholder understands that the Purchaser Common Stock has not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration (and based upon an opinion of counsel reasonably satisfactory to the Purchaser and its counsel) and each certificate representing the Purchaser Common Stock will be endorsed with the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, GIFTED, ASSIGNED, DISTRIBUTED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, GIFT, ASSIGNMENT, DISTRIBUTION, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION IS DONE (1) WITH THE WRITTEN CONSENT OF BROADPOINT SECURITIES GROUP, INC., (2) PURSUANT TO A TENDER OFFER WITHIN THE MEANING OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, FOR ANY OR ALL OF THE COMMON STOCK OF BROADPOINT SECURITIES GROUP, INC., (3) IN CONNECTION WITH ANY PLAN OF REORGANIZATION, RESTRUCTURING, BANKRUPTCY, INSOLVENCY, MERGER OR CONSOLIDATION, RECLASSIFICATION, RECAPITALIZATION, OR, IN EACH CASE, SIMILAR CORPORATE EVENT OF BROADPOINT SECURITIES GROUP, INC., OR (4) THROUGH AN INVOLUNTARY TRANSFER PURSUANT TO OPERATION OF LAW; SUBJECT TO THE EXPIRATION OF ANY SUCH TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT BY AND AMONG THE SHAREHOLDER AND THE COMPANY AND THE OTHER PARTIES THERETO (COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY). IN ADDITION, NO TRANSFER, SALE, GIFT, ASSIGNMENT, DISTRIBUTION, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”) AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR EXCEPT PURSUANT TO RULE 144 OR REGULATION S OR OTHER APPLICABLE EXEMPTION UNDER THE ACT.”

(ii) Any legend required to be placed thereon by applicable United States federal or state, or other applicable state and foreign securities laws.

Section 5.3 Authorization and Effect of Agreement.

(a) Each Stockholder has all requisite right, capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Stockholder is or is proposed to be a party and to perform the obligations applicable to such Stockholder hereunder and under any such Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by such Stockholder and the performance by such Stockholder of the obligations applicable to such Stockholder hereunder and thereunder, as the case may be, and the consummation of the transactions contemplated hereby and thereby, as the case may be, have been duly authorized and no other action on the part of such Stockholder is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which such Stockholder is or is proposed to be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and, upon execution by the Stockholders at the Closing, each Ancillary Agreement will be, duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) In the case of any Stockholder that is a natural person, that Stockholder is competent to execute and deliver this Agreement and the Ancillary Agreements, as applicable, to consummate the transactions contemplated hereby and to comply with the provisions hereof. In the case of any Stockholder that is a natural person and is married, and such Stockholder’s Company Shares constitute community property or otherwise needs spousal or other approval for this Agreement to be valid and binding, the execution, delivery and performance of this Agreement, the consummation by the applicable Stockholder of the transactions contemplated hereby and the compliance by the applicable Stockholder of the provisions hereof have been duly authorized by, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of, the applicable Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

Section 5.4 Consents and Approvals; No Violations. Except as set forth in Section 5.4 of the Disclosure Schedule, no filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary to be obtained, made or given by such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement or any Ancillary Agreement, the performance by such Stockholder of the obligations applicable to such Stockholder hereunder or thereunder and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Neither the execution and delivery of this Agreement or any Ancillary Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated by this Agreement or any Ancillary Agreement to which such Stockholder is or is proposed to be a party nor compliance by such Stockholder with any of the provisions hereof or thereof will (a) if such Stockholder is a trust, conflict with or result in any breach of any provisions of the trust agreement or other constitutive documents of such Stockholder, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or may otherwise be subject or bound or result in the creation of any Lien on the Shares or any of the assets or properties of the Company or any of its Subsidiaries, or (c) violate any Permit or Law applicable to such Stockholder or to which such Stockholder or any of his, her or its assets or properties may be subject or bound.

Section 5.5 Litigation. There is no Proceeding pending or, to the Knowledge of the Stockholders, threatened, that relates to the ownership of the Company Shares by the Stockholders. There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Company Shares owned by such Stockholder.

Section 5.6 Stockholder Agreements. No Stockholder is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, non-solicitation or proprietary rights agreement, between such Stockholder and any other Person that will (a) adversely affect the ability of the Company or any of its Subsidiaries, the Purchaser or any of their Affiliates to conduct their business from and after the Closing, or (b) if such Stockholder is an employee, officer or director of the Company or any of its Subsidiaries, impair or restrict the ability of such Stockholder to operate, control, manage or work for the Company or any of its Subsidiaries, the Purchaser or any of their Affiliates from and after the Closing (in each case, other than Contracts entered into with the Purchaser or any of its Affiliates in connection with or contemplation of this Agreement).

Section 5.7 Stockholder’s Affiliates. Except as set forth in Section 5.7 of the Disclosure Schedule, no Stockholder is an Affiliate of, or otherwise has any other economic interest in, any other Stockholder.

Section 5.8 Short Sales and Confidentiality Prior to the Date Hereof. Other than the transaction contemplated hereunder, such Stockholder has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Stockholder, executed any Prohibited Transaction, in or with respect to the securities of the Purchaser during the period commencing from date hereof until the earlier to occur of (i) the Purchaser’s issuance of a press release disclosing the transactions contemplated hereby and (ii) the Purchaser’s filing of a Current Report on Form 8-K disclosing the transactions contemplated hereby. Other than to other Persons party to this Agreement, such Stockholder has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). “Prohibited Transaction” shall mean any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in, or be characterized as, a sale, an offer to sell, a solicitation of offers to buy, disposition of, loan, pledge or grant of any right with respect to the Purchaser Common Stock by the Stockholder or any Person or entity. Such prohibited hedging or other transaction could include without limitation effecting any short sale (whether or not such sale or position is “against the box”) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Purchaser Common Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Purchaser Common Stock.

Section 5.9 Released Matters. The applicable Stockholder has not knowingly assigned or transferred or purported to assign or transfer to any Person any Released Matters and no Person other than such Stockholder has any interest in any Released Matter by Law or Contract by virtue of any action or inaction by such Stockholder, except for any such interest conferred under the Laws of estate or succession.

Section 5.10 Withholding Tax on Special Distributions. Each Stockholder represents that no withholding of any U.S. federal Tax or any other Tax is required with respect to the payment of the special cash distributions contemplated by Section 7.10 hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Stockholders as of the date hereof and as of the Closing Date as follows:

Section 6.1 Organization and Good Standing. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. The Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing which could not prevent or materially delay the consummation of the transactions contemplated by this

Agreement.

Section 6.2 Authorization and Effect of Agreement. The Purchaser has the requisite right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Purchaser and no other corporate or other action on part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3 Consents and Approvals; No Violations. No filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary to be obtained, made or given by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and any Ancillary Agreement to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated by this Agreement and any Ancillary Agreements to which it is a party. Neither the execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by the Purchaser nor the consummation by the Purchaser of the transactions contemplated by this Agreement and any Ancillary Agreements to which it is a party nor compliance by the Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefits) under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or otherwise may be subject to or bound or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Purchaser, or (c) violate any Permit or Law applicable to the Purchaser or to which the Purchaser or any of its assets or properties may be subject to or bound, except in the case of (b) or (c), any violation, breach or default which would not have or would not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser, threatened, that questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement.

Section 6.5 Sufficiency of Funds. At the Closing, the Purchaser shall have available funds in an amount sufficient to permit it to pay the Cash Purchase Price to Vested Stockholders and related fees and expenses required to be paid by the Purchaser.

Section 6.6 Purchaser Common Stock. The Purchaser Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, the Purchaser’s organizational documents or any agreement to which the Purchaser is a party or by which it is bound and will be free and clear of all Liens (other than those restrictions pursuant to the Securities Act) and shall be listed for trading on the Nasdaq Global Market or such other exchange on which the Purchaser Common Stock is then listed or quoted on the date of such issuance. Subject to the representations and warranties given by the Company and the Stockholders in this Agreement being true and complete, no registration under the Securities Act is required for the offer and sale of the Purchaser Common Stock to the Stockholders under this Agreement.

Section 6.7 Regulatory Compliance.

(a) Since January 1, 2006, the Purchaser has filed all reports, statements, forms, schedules, registration statements, prospectuses, proxy statements, and other documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act, as the case may be (“Purchaser SEC Reports”). Except as disclosed therein, each of the Purchaser SEC Reports, at its effective date (in the case of Purchaser SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or as of the date of the last amendment filed with the SEC (in the case of all other Purchaser SEC Reports), complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Purchaser SEC Reports, and did not, as of the applicable date referred to above, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Purchaser included in the Purchaser SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes), and presented fairly the consolidated financial position, results of operations and cash flows of the Purchaser and the consolidated Subsidiaries of the Purchaser as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 6.8 Listing and Maintenance Requirements. The shares of Purchaser Common Stock are registered pursuant to the Exchange Act and are listed on The NASDAQ Global Select Market, and the Purchaser has taken no action designed to terminate the registration of the Purchaser Common Stock or delisting the Purchaser Common Stock from The NASDAQ Global Select Market.

Section 6.9 No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by the Purchaser in connection with any of the transactions contemplated by this Agreement.

Section 6.10 Investment Representation. The Company Shares purchased by the Purchaser are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of such Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

Section 6.11 Affiliates. As of the Closing, the Purchaser will not deem the Stockholders to be “Affiliates” (as defined in Rule 144 under the Securities Act) of the Purchaser.

ARTICLE VII

COVENANTS

Section 7.1 Operation of the Company Pending the Closing. The Company shall not, and the Principal Stockholders shall cause the Company and its Subsidiaries not to, take any action with the purpose of causing any of the conditions to the Purchaser’s obligations set forth in Article VIII hereof to not be satisfied. Except with the prior written consent of the Purchaser, during the period from the date of this Agreement to the Closing, the Company shall, and the Principal Stockholders shall cause the Company and its Subsidiaries to, comply in all material respects with all applicable Laws and conduct its and their businesses according to its ordinary and usual course of business and to use all commercially reasonable efforts consistent therewith (x) to preserve intact its and their present business operations and material properties, assets and business organizations and (y) to maintain satisfactory relationships with all customers, suppliers, distributors, regulators, creditors and others having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, during the period from the date of this Agreement to the Closing, the Company shall not, and the Principal Stockholders shall cause the Company and its Subsidiaries not to, without the prior written consent of the Purchaser:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into or exchangeable for shares of capital stock, or any rights, warrants or options to acquire any such shares, or other convertible securities of the Company or any of its Subsidiaries;

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any of its Subsidiaries;

(c) enter into an agreement with respect to any merger, consolidation, liquidation or business combination involving the Company or any of its Subsidiaries, or any acquisition or disposition of any of the properties, assets or securities of the Company or any of its Subsidiaries;

(d) terminate or amend any Company Contract;

(e) terminate or amend any Permit;

(f) propose or adopt any amendment to the Company Charter Documents;

(g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business thereof or (ii) make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any property or assets of any Person;

(h) incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person, other than trade payables in the ordinary course of business which are not material in amount, consistent with past practice;

(i) pay, discharge, satisfy or cancel any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, unless in the ordinary course of business;

(j) (i) increase in any manner the rate or terms of compensation or Benefit Plans for any of its directors, officers or other employees, except as may be required under existing employment agreements, (ii) hire any new employees or (iii) unless authorized or required by Law, enter into or amend any employment, bonus, severance or retirement contract or adopt or amend any Benefit Plan;

(k) (i) sell, lease, transfer or otherwise dispose of, any of its property or assets other than in the ordinary course of business consistent with past practice or (ii) create Liens on any of its property or assets, other than Permitted Liens;

(l) sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any real property or amend in any material respect, terminate, modify in any material respect, renew or assign any rights under any real property lease;

(m) sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any Company Intellectual Property or amend in any material respect, terminate, modify in any material respect, renew or assign any rights under any Contract related to any Company Intellectual Property;

(n) make any loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and employees), except in the ordinary course of business;

(o) commit to make any capital expenditure or fail to make capital expenditures consistent with past practices or enter into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $100,000 or make aggregate capital expenditures or commitments in excess of $100,000;

(p) fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the ordinary course of business or damage by fire or other unavoidable casualty;

(q) except as may be required as a result of a change in applicable Law or GAAP, change any accounting principles or practices used by the Company or any of its Subsidiaries;

(r) institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving the Company or any of its Subsidiaries in connection with any business, asset or property of the Company or any of its Subsidiaries;

(s) enter into any Contract with a term of more than twelve (12) months or involving the payment, or provision of goods or services, in excess of $100,000;

(t) except as provided in Section 7.10, declare or pay any dividend or other distribution or payment on any shares of the Company’s or any of its Subsidiaries’ capital stock;

(u) make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax;

(v) either fail to pay the accounts payable or other liabilities of the Company or any of its Subsidiaries, or fail to pursue to collect any of the accounts receivable or other indebtedness owed to the Company or any of its Subsidiaries, in a manner consistent with the practices of the Company prior to the date hereof;

(w) abandon or fail to maintain any registration for or registration of any Owned Company Intellectual Property; or

(x) agree to take any of the foregoing actions.

This Section 7.1 is not intended to, in any way, confer overall control of the Company or its operations to the Purchaser or any of its directors, officers, employees, Affiliates, Related Parties or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”).

Section 7.2 Access. From the date of this Agreement until the Closing Date or the termination of this Agreement, the Company will afford the Purchaser and its authorized Representatives access at all reasonable times and upon reasonable notice to all of its and its Subsidiaries’ assets, properties, Personnel and operations and to all books and records of the Company and its Subsidiaries, and will permit the Purchaser and its authorized Representatives to review the Financial Statements and books and records and to conduct inspections as they may reasonably request; provided, however, that (i) such investigation shall not unreasonably interfere with the business operations of the Company or its Subsidiaries; (ii) the Company shall not be required to provide access to any information or take any other action that would constitute a waiver of the attorney-client privilege; and (iii) the Company need not supply the Purchaser with any information which, in the reasonable judgment of the Company, the Company is under a legal obligation not to supply. The Company will instruct its officers to furnish such Persons with such financial and operating data and other information with respect to its business, prospects and properties as such Persons may from time to time reasonably request. All information obtained in connection with such access shall be governed by the Confidentiality Agreements between the Purchaser and the Company dated July 17, 2008 and August 14, 2008 (collectively, the “Confidentiality Agreements”), the terms and provisions of which shall be incorporated by reference into this Agreement.

Section 7.3 Notification. The Company and each of the Stockholders (only with respect to information within its, his or her possession) shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Company, of (i) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it, him or her to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (ii) any material failure on its or their part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Company or any of its Subsidiaries, the Stockholders or the Purchaser, as the case may be, which challenges the transactions contemplated by this Agreement or any Ancillary Agreement; provided that each of the parties hereto agrees that the delivery of any notice pursuant to this Section 7.3 shall not limit, diminish or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 7.4 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, the Company, each of the Principal Stockholders and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, without limitation, (i) the prompt preparation and filing of all forms, registrations, notices and other filings required to be filed to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the taking of such commercially reasonable efforts as are necessary to obtain at the earliest practicable date any approvals, consents, orders, Exemptions or waivers by any Governmental Authority or any other Person, and (ii) using commercially reasonable efforts to cause the satisfaction of all conditions to Closing; provided, that such commercially reasonable efforts shall not include the Purchaser agreeing to hold separate or divest (including through an independent trustee, if necessary) particular assets or categories of assets, or operations, of the Company or any of its Subsidiaries, the Purchaser or any of their respective Affiliates or Subsidiaries or agreeing to any limitations or restrictions on the Purchaser’s conduct in order for the Closing to occur. Each party shall promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other (or its counsel) advanced copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement or any of the Ancillary Agreements. The Company shall allow the Purchaser to be present and participate in all communications and meetings with any Governmental Authority.

(b) Each party hereto shall promptly inform the others of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Each of the Stockholders agrees that he shall not sell, transfer, pledge, hypothecate, mortgage or encumber his Company Shares other than as contemplated by this Agreement or take any action reasonably likely to cause the non-satisfaction of the conditions to Closing set forth in Section 8.1 hereof and Section 8.2 hereof.

(d) Notwithstanding anything to the contrary, neither the Company nor the Purchaser shall be obligated to contest any final action or decision taken by any Governmental Authority challenging the consummation of the transactions contemplated by this Agreement.

Section 7.5 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Ancillary Agreements and to provide the other party with the intended benefits of this Agreement and the Ancillary Agreements. Without limiting the foregoing, upon reasonable request of the Purchaser prior to or after the Closing Date, the Principal Stockholders shall cause the Company to, and the Principal Stockholders shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to the Purchaser all right, title and interest in, to and under the Company Shares.

Section 7.6 Confidentiality. The Stockholders acknowledge and agree that from and after the date hereof each Stockholder shall keep confidential any and all Information (whether in oral or written form, electronically stored or otherwise) (i) that is related in any way to the Company or any of its Subsidiaries or the Purchaser or (ii) received from another party that is related to this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Confidential Information”); provided that any Confidential Information that (i) was or becomes generally available to the public other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement, (ii) was or becomes available to a party on a non-confidential basis from a source other than the party disclosing the Confidential Information or its Representatives; provided, further, that such source was not bound by any agreement or obligation to keep such information confidential or (iii) was independently developed by the party receiving the Confidential Information or its

Representatives without reference to the Confidential Information, shall not be subject to the restrictions contained in this Section 7.6. Notwithstanding anything to the contrary contained herein, a party may disclose the Confidential Information to its Representatives who need to know such Confidential Information to evaluate the transactions contemplated by this Agreement or the Ancillary Agreements, are informed of its confidential nature, and agree to abide by this Section 7.6. In the event that a Stockholder is required by Law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any of the Confidential Information the Stockholders shall provide the other party, as applicable, with prompt written notice, unless notice is prohibited by Law, of any such request or requirement so that the other party may seek a protective order or other appropriate remedy. If, failing the entry of a protective order (which the party required to disclose will use its commercially reasonable efforts to obtain), the party required to disclose the Confidential Information is, in the opinion of its counsel, compelled to disclose such Confidential Information, such party may disclose that portion of the Confidential Information that counsel advises that such party is compelled to disclose and will exercise commercially reasonable efforts to obtain assurance to the extent possible that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the party required to disclose the Confidential Information will use its commercially reasonable efforts to, and will not oppose action by the other party to, obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The parties’ obligations under this Section 7.6 shall survive the termination of this Agreement.

Section 7.7 Consents. The Company will use its commercially reasonable efforts to obtain such Consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement and to enable the Company and its Subsidiaries to carry on its business after the Closing Date substantially as such business was conducted by it prior to the Closing Date including, without limitation, the Consents referred to in Section 4.3. If the Company is unable to obtain any such Consent or authorization from any Person (other than a Governmental Authority) prior to the Closing, following the Closing until such Consents or authorizations are obtained, the Principal Stockholders shall use their commercially reasonable efforts in cooperation with the Purchaser to obtain such Consents or authorizations and shall (i) provide or cause to be provided to the Purchaser the benefits of any Contract or asset pending receipt of such Consent or authorizations, (ii) cooperate in any arrangement acceptable to the Purchaser that is reasonable, lawful and designed to provide such benefits to the Purchaser (including, but not limited to, the acquisition of a commercially reasonably substitute contract for the contract that has not been assigned or the sublicensing or subleasing of the Company’s rights in the applicable asset) the cost of which shall be borne by the Stockholders and (iii) enforce for the account of the Purchaser any rights of the Company or any of its Subsidiaries related to such contract or asset which the Purchaser directs in writing to be enforced.

Section 7.8 Tax Matters.

(a) The Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by or with respect to the Company and the Company’s Subsidiaries for any taxable period ending on, before or including the Closing Date and with due dates (including extensions) after the Closing Date.

(b) All transfer, documentary, sales, use, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholders. The Purchaser and the Stockholders shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(c) All contracts, agreements or arrangements under which the Company or any of the Company’s Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and any such Subsidiary as of the Closing Date, and the Company and such Subsidiary shall thereafter be released from any liability thereunder.

(d) The Company, the Company’s Subsidiaries, the Purchaser and the Stockholders shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, in conducting any audit, examination, litigation or other proceeding with respect to Taxes or in connection with any other matter related to Taxes.

(e) Immediately prior to the Closing, the Company shall deliver to the Purchaser a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The Company shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

(f) For U.S. federal income tax purposes, the Stockholders and the Purchaser agree and intend that the Transaction and the other transactions contemplated hereby shall not qualify as a reorganization described in Section 368(a) of the Code. The Stockholders and the Purchaser hereby covenant not to take, and to cause the Company and the Company’s Subsidiaries not to take, any position in any Tax Return or any audit, examination, litigation or proceeding related to such Tax Return that is inconsistent with the immediately proceeding sentence.

(g) (i) A holder of a Company Vested Option shall receive consideration in respect of the cancellation of the holder’s Company Vested Option in accordance with Sections 2.2(a) and 2.4 hereunder. In accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and other applicable Tax Law (including state, local and foreign Tax Law), the payment of an amount to a holder of a Company Vested Option in respect of the cancellation of the holder’s Company Vested Option is properly allocable to the portion of the Closing Date after the Closing or a period subsequent to the Closing Date, as applicable, and the Purchaser, the Company and each holder of a Company Vested Option agree not to file any Tax Return or take a position in any audit, examination, litigation or other proceeding related to such Tax Return that would be inconsistent with such allocation, unless advised otherwise by the Purchaser’s counsel. The Purchaser and, after the Closing, at the Purchaser’s election, the Company shall withhold any and all Taxes required to be withheld pursuant to applicable Tax Law in connection with any payments to a holder of a Company Vested Option described in this Section 7.8(g)(i).

(ii) A holder of a Company Unvested Option shall receive consideration in respect of the cancellation of the holder’s Company Unvested Option in accordance with Sections 2.2(b) and 2.3 hereunder. In accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and other applicable Tax Law (including state, local and foreign Tax Law), the payment of an amount to a holder of a Company Unvested Option in respect of the cancellation of the holder’s Company Unvested Option is properly allocable to the portion of the Closing Date after the Closing or a period subsequent to the Closing Date, as applicable, and the Purchaser, the Company and each holder of a Company Unvested Option agree not to file any Tax Return or take a position in any audit, examination, litigation or other proceeding related to such Tax Return that would be inconsistent with such allocation, unless advised otherwise by the Purchaser’s counsel. The Purchaser and, after the Closing, at the Purchaser’s election, the Company shall withhold any and all Taxes required to be withheld pursuant to applicable Tax Law in connection with any payments to a holder of a Company Unvested Option described in this Section 7.8(g)(ii).

Section 7.9 Termination of Plans. The Company shall take all actions and obtain any waivers or consents as may be required in order to terminate and fully discharge without further liability of the Company or the Purchaser, effective on the Closing Date, any stock option plans and agreements and any other equity rights plans, agreements or arrangements. The Company shall take all actions necessary to ensure that, as of immediately prior to the Closing, there are no subscriptions, options, warrants, calls, commitments or other rights of any kind (absolute, contingent or otherwise) outstanding relating to the issuance, purchase or receipt of any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or interest of the Company or any of its Subsidiaries, other than the Company Vested Options and the Company Unvested Options.

Section 7.10 Distributions. Immediately prior to the Closing, the Company may declare and pay on the Company Shares one or more special cash distributions; provided, that the amount of Cash, receivables from customers and clearing brokers remaining in the Company’s accounts after the payment of such distributions shall not be less than the sum of $1,848,000 plus the amount of the 2008 Bonus Pool.

Section 7.11 No Solicitation. (i) The Company shall, and the Company shall cause its officers, employees, Subsidiaries, Affiliates, agents and other representatives to and (ii) each of the Stockholders shall, and shall cause their agents, representatives and Affiliates and the Company to, immediately cease any existing discussions or negotiations with respect to any Alternative Proposal and shall not, and shall cause such Persons not to, directly or indirectly, encourage, solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any Person (other than Purchaser or its directors, officers, employees, Subsidiaries, Affiliates, agents and other representatives) concerning any Alternative Proposal. The Stockholders and the Company shall immediately communicate to the Purchaser any such inquiries or proposals regarding an Alternative Proposal, including the terms thereof.

Section 7.12 AmTech Capital Management, LLC. Concurrently with the Closing, the Company shall cause its wholly-owned Subsidiary, AmTech Capital Management Holding, Inc., to withdraw as a Member from AmTech Capital Management, LLC, a New York limited liability company, in accordance with the terms of the Operating Agreement of AmTech Capital Management, LLC.

Section 7.13 Additional Signatories. The Company and the Principal Stockholders shall use their best efforts to obtain from each Stockholder who is not an original signatory to this Agreement an executed supplemental agreement, in form and substance reasonably satisfactory to the Purchaser, whereby such Stockholder agrees to be bound by the terms and conditions of this Agreement as if such Stockholder was an original signatory hereto.

Section 7.14 FINRA Letter. The Company shall take all actions that FINRA requested the Company take in FINRA’s letter to the Company, dated August 15, 2008, in the manner and time frame requested by FINRA and in form and substance reasonably acceptable to the Purchaser.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived (to the extent the Closing may legally be effected despite the non-fulfillment of such condition) by the Purchaser, the Company or the Stockholders, as applicable:

(a) All necessary Consents of any Governmental Authority required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained.

(b) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements and any waiting period applicable to the consummation of the transactions contemplated by this Agreement under applicable Laws that are designated or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade shall have expired or been terminated.

(c) No action, suit or proceeding shall be pending or threatened in writing by any Governmental Authority or pending or threatened in writing by any other Person to enjoin, restrain, prohibit or obtain damages in respect of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or which could reasonably be expected to prevent or make illegal the consummation of any transactions contemplated by this Agreement or any Ancillary Agreement.

Section 8.2 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (to the extent the Closing may legally be effected despite the non-fulfillment of such condition) of the following conditions:

(a) The representations and warranties of the Company and the Stockholders in this Agreement shall be true, complete and accurate in all material respects (without regard to any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time).

(b) All of the terms, covenants and conditions to be complied with and performed by the Company or any of the Stockholders on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) There shall not have occurred any event or change in circumstances or be existing any conditions that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(d) The Purchaser shall have received certificates, dated as of the Closing Date, executed on behalf of the Company and by each Stockholder or the Stockholder Representative on behalf of each such Stockholder certifying in such detail as the Purchaser may reasonably request that the conditions specified in Section 8.2(a) hereof and Section 8.2(b) hereof have been fulfilled.

(e) The Purchaser shall have received valid and binding Consents with respect to any Company Contract from all parties, including the Consents set forth in Section 4.3 of the Disclosure Schedule.

(f) The Company shall have repaid in full any and all of the Debt of the Company and its Subsidiaries, including those items referenced in Section 4.13 of the Disclosure Schedule, and shall have delivered to the Purchaser payoff letters (or other evidence) evidencing such payoff.

(g) The Purchaser shall have received a certification in accordance with Treasury Regulation Section 1.1445-2(c) and in the form provided in Treasury Regulation Section 1.897-2(h)(2), substantially in the form attached hereto as Exhibit F (the “FIRPTA Certificate”).

(h) The Purchaser shall have received all deliverables required to be delivered to the Purchaser pursuant to Section 3.3.

(i) In addition to the Principal Stockholders, at least 75% of the individuals set forth on Exhibit A (not including the Principal Stockholders) shall have executed this Agreement or a supplemental agreement pursuant to which such individuals agree to be bound by the terms and conditions of this Agreement as if such individuals were original signatories hereto.

Section 8.3 Conditions Precedent to Obligations of the Company and the Stockholders. The obligation of the Company and the Stockholders to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (to the extent the Closing may legally be effected despite the non-fulfillment of such condition) of the following conditions:

(a) The representations and warranties of the Purchaser in this Agreement shall be true, complete and accurate in all material respects (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true, complete and accurate as of such date or time).

(b) All of the terms, covenants and conditions to be complied with and performed by the Purchaser on or prior to the Closing

Date shall have been complied with or performed in all material respects.

(c) The Stockholder Representative shall have received a certificate, dated as of the Closing Date, executed on behalf of the Purchaser, certifying in such detail as the Stockholders may reasonably request that the conditions specified in Section 8.3(a) and Section 8.3(b) hereof have been fulfilled.

(d) The Stockholders shall have received all deliverables required to be delivered to the Stockholder Representative pursuant to Section 3.4.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company or the Purchaser if:

(i) a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii) the Closing shall not have occurred on or before December 31, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose action or failure to act has proximately caused the failure of the Closing to occur on or before such date;

(c) by the Purchaser if there is a default or breach by the Company or the Stockholders of any of their respective covenants or agreements contained herein, or if the representations or warranties of the Company or the Stockholders contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.2 hereof could not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within thirty (30) calendar days after written notice to the Company or the Stockholders, as applicable, specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

(d) by the Company if there is a default or breach by the Purchaser with respect to any of its covenants or agreements contained herein, or if the representations or warranties of the Purchaser contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.3 hereof could not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within thirty (30) calendar days after written notice to the Purchaser specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

Section 9.2 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties to this Agreement specifying the reasons for such termination and this Agreement shall terminate (subject to the provisions of this Section 9.2) and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a) Upon the written request therefor, each party will (i) redeliver or (ii) destroy with certification thereto in form and substance reasonably satisfactory to the other party, all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers, agents, advisors, representatives or stockholders, other than the provisions of Section 7.6 and Article XI hereof; provided, however, nothing contained in this Section 9.2 shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1 Survival of Indemnification Rights.

(a) The representations and warranties of the Company and the Stockholders contained in Article IV and Article V hereof shall survive the Closing and remain in full force and effect for a period of 18 months following the Closing Date and, if a notice for a claim for indemnification pursuant to this Article X (a “Claims Notice”) has been provided by such date, shall remain in full force and effect until final resolution of the Outstanding Claim; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(i) Section 4.2 (Authorization and Effect of Agreement), Section 4.3, (Consents and Approvals; No Violations), Section 4.5 (Capitalization of the Company), Section 4.6 (Accuracy of Stock Purchaser Consideration; Capital Structure), Section 4.7 (No Subsidiaries), Section 4.16 (Transactions with Affiliates), Section 4.23 (Environmental), Section 4.24 (Employee Benefits), Section 4.26 (Taxes and Tax Returns), Section 4.30 (No Broker), Section 5.1 (Ownership of the Company Shares), Section 5.3 (Authorization and Effect of Agreement) and Section 5.10 (Withholding Tax on Special Distributions) until sixty (60) days following the expiration of the applicable statute of limitations (including extensions thereof); provided, however, each such representation and warranty shall remain in full force and effect until final resolution of any Outstanding Claims.

(b) The representations and warranties of the Purchaser contained in Article VI hereof shall survive the Closing and remain in full force and effect for a period of 18 months following the Closing Date and, if a Claims Notice has been provided by such date, shall remain in full force and effect until final resolution of the Outstanding Claim; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(i) Section 6.2 (Authorization and Effect of Agreement), Section 6.3 (Consents and Approvals; No Violations), Section 6.6 (Purchaser Common Stock) and Section 6.9 (No Broker) until sixty (60) days following the expiration of the applicable statute of limitations (including extensions thereof); provided, however, each such representation and warranty shall remain in full force and effect until final resolution of any Outstanding Claims.

(c) The covenants and agreements of the Stockholders, the Company and the Purchaser contained in this Agreement that contemplate performance thereof following the Closing Date shall survive and remain in full force and effect until fully performed or for the applicable period specified therein, or if no such period is specified, for the applicable statute of limitations. The provision of this Article X shall survive so long as any other Section of this Agreement shall survive to the extent applicable. None of the Closing, any party’s waiver of any condition to the Closing or any party’s knowledge of any breach prior to the Closing, shall constitute a waiver of any of the rights that any such party may have hereunder (including rights to indemnification) whether by reason of any investigation by such party or its Representatives, pursuant to Section 7.2 hereof or otherwise.

Section 10.2 Indemnification Obligations.

(a) Stockholder Indemnification Obligations. Subject to the limitations set forth in this Article X, each Stockholder, severally but not jointly, in the proportion to such Stockholder’s Ownership Percentage as set forth on Exhibit A (as it may be revised pursuant to Section 3.2), shall indemnify, defend and hold harmless the Purchaser, the Company (following Closing), and any parent, subsidiary, associate, Affiliate, director, officer, stockholder or agent thereof, and their respective Representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”), from and against all Losses which any such party may suffer, sustain or become subject to, to the extent relating to:

(i) any inaccuracy in, or breach of, any representation or warranty made by the Company or any Stockholder under this Agreement or any Ancillary Agreement (without regard to any materiality qualifiers contained therein);

(ii) any breach or non-fulfillment of any covenant or agreement on the part of such Stockholder or the Company, under this Agreement or any Ancillary Agreement;

(iii) any fees, expenses or other payments incurred or owed by the Stockholders or the Company to any counsel, advisor, agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement;

(iv) all Taxes of the Company and the Company’s Subsidiaries for any taxable period ending on or before the Closing Date and any Pre-Closing Tax Period (including (A) any withholding or other Tax related to the payment of the special cash distributions contemplated by Section 7.10 hereof and (B) any Tax of AmTech Capital Management Holding, Inc. relating to the withdrawal as a Member from AmTech Capital Management, LLC, as contemplated by Section 7.12 hereof, but excluding for purposes of this subsection (iv) any Taxes required to be withheld pursuant to applicable Tax Law in connection with any payments made to the holders of Company Vested Options or Company Unvested Options pursuant to Sections 2.2, 2.3 or 2.4 of this Agreement), except to the extent such Taxes are set forth in the reserve for Taxes on the Closing Date Balance Sheet (without regard to deferred Tax assets and liabilities) and taken into account in determining an adjustment to the Purchase Price pursuant to Section 2.6 hereof;

(v) all Taxes, whether determined on a separate, consolidated, combined, group or unitary basis, including any penalties and interest in respect thereof, of the Company and the Company’s Subsidiaries (i) pursuant to Treasury Regulation

Section 1.1502-6 or any comparable provision of state, local, or foreign Law with respect to any taxable period beginning before the Closing Date and (ii) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes; and

(vi) AmTech Capital Management, LLC, a New York limited liability company, or any of its Subsidiaries.

For purposes of this Agreement, in the case of any Straddle Period, (A) the periodic Taxes of the Company and the Company’s Subsidiaries that are not based on income or receipts (e.g., property Taxes) for any Pre-Closing Tax Period shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire taxable period, and (B) the Taxes of the Company and the Company’s Subsidiaries for any Pre-Closing Tax Period, other than Taxes described in clause (A), shall be computed as if such taxable period ended on the Closing Date.

(b) Purchaser Indemnification Obligations. Subject to the limitations set forth in this Article X, the Purchaser shall indemnify, defend and hold harmless the Stockholders, and any parent, subsidiary, associate, Affiliate, director, officer, stockholder or agent thereof, and their respective Representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Stockholder Indemnified Parties”) from and against all Losses which any such party may suffer, sustain or become subject to, to the extent relating to:

(i) any inaccuracy in, or breach of, any representation or warranty made by the Purchaser under this Agreement or any Ancillary Agreement (without regard to any materiality qualifiers contained therein);

(ii) any breach or non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any Ancillary Agreement; and

(iii) any fees, expenses or other payments incurred or owed by the Purchaser to any counsel, advisor, agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement.

Section 10.3 Indemnification Procedure.

(a) If any Purchaser Indemnified Party or Stockholder Indemnified Party, as the case may be (such parties, collectively, the “Indemnified Parties”) intends to seek indemnification pursuant to this Article X, such Indemnified Party shall promptly notify the party from whom indemnification is being sought (the “Indemnifying Party”) by providing written notice of such claim to the Indemnifying Party. The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within thirty (30) calendar days after receipt of such notice by the Indemnifying Party and upon notice to the Indemnified Party, assume, through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with them in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the expense of the Indemnified Party; provided, further, that if the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of one Indemnified Party’s counsel. Notwithstanding anything in this Section 10.3(b) to the contrary, the Indemnifying Party may not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or Compromise any action or consent to the entry of any judgment. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

(c) Notwithstanding anything in Section 10.3(b) hereof to the contrary, the Purchaser Indemnified Parties and the Stockholders shall jointly control and participate in all proceedings taken in connection with any claim related to Taxes of the Company or any of the Company’s Subsidiaries for any Pre-Closing Tax Period. Neither the Purchaser Indemnified Parties nor the Stockholders shall settle any such Tax claim without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.4 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article X shall be net of any insurance amounts when and to the extent actually received by the Purchaser Indemnified Parties with respect to such Loss. Any indemnity payment under this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Tax Law. The amount of any Loss for which indemnification is provided under this

Article X shall be (i) reduced by the amount of the net Tax benefit actually realized by the Indemnified Party by reason of such Loss and (ii) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (i.e., grossed-up for such increase). For purposes of calculating Losses hereunder with respect to determining whether the Losses exceed the Deductible for purposes of Section 10.6(a), any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

Section 10.5 Relation of Indemnity to Earn-out Payments. The Purchaser may withhold any Earn-out Payments otherwise due to be paid, but only on a several and not joint basis, if there is any Outstanding Claim as against an Indemnifying Party or Parties, in an amount equal to the Outstanding Claim until such claim is resolved under the terms hereof.

Section 10.6 Indemnification Amounts.

(a) Notwithstanding any provision to the contrary contained in this Agreement, neither the Stockholders on one hand, nor the Purchaser on the other hand, shall be obligated to indemnify the Purchaser Indemnified Parties or the Stockholder Indemnified Parties, as the case may be, for any Losses pursuant to this Article X unless and until the dollar amount of all Losses incurred in the aggregate by such Purchaser Indemnified Parties or Stockholder Indemnified Parties, as applicable, exceeds $200,000 (the “Deductible”), in which case the Stockholders or the Purchaser, as the case may be, will only be obligated to indemnify the Purchaser Indemnified Parties or the Stockholder Indemnified Parties, as the case may be, for the total amount of Losses in excess thereof; provided, that in no event shall the aggregate indemnification obligations of the Stockholders or the Purchaser, as the case may be, pursuant to Section 10.2 hereof exceed $3,250,000 (the “Indemnification Cap”); provided, further, that notwithstanding the foregoing, the Purchaser Indemnified Parties’ and Stockholder Indemnified Parties’ rights to seek indemnification hereunder for any Losses due to, resulting from or arising out of the following shall not be subject to, the Deductible or Indemnification Cap limits contained in this Section 10.6:

(i) fraud, intentional misconduct or intentional misrepresentation of the Purchaser, the Stockholders or the Company;

(ii) any breach by the Purchaser, the Stockholders or the Company of any of the covenants or agreements contained in this Agreement;

(iii) any breach by the Company or any of the Stockholders of any representations and warranties referred to in Section 10.1(a)(i) hereof; or

(iv) the items set forth in Section 10.2(a)(iii), (iv), (v) or (vi) hereof.

Any indemnification amounts paid in connection with the matters referred to in Section 10.6(a)(i), (ii), (iii) or (iv) hereof shall not be counted towards or included in the determination of the Indemnification Cap; provided, however, that any Indemnifying Party’s total liability under this Article X arising out of, relating to, or involving any of the matters referred to in Section 10.6(a)(i), (ii), (iii) or (iv) hereof shall not exceed in the aggregate the sum of $17,500,000 plus the aggregate value (calculated at the time of payment pursuant to the terms of this Agreement) of any and all Earn-out Payments actually paid or withheld in accordance with Section 10.5 hereof.

(b) For purposes of clarification and notwithstanding anything to the contrary in this Agreement, in no event and under no circumstance shall any Stockholder be liable for more than its, his or her share of (i) the Purchase Price plus (ii) any and all Earn-out Payments actually paid or withheld in accordance with Section 10.5 hereof.

Section 10.7 Exclusive Remedy. The parties hereto agree that the indemnity provisions set forth in this Article X shall be the sole monetary remedy of the Purchaser, the Company and the Stockholders after the Closing for any breach of the representations, warranties or covenants contained in this Agreement.

Section 10.8 Authorization of the Stockholder Representative.

(a) By virtue of the adoption of this Agreement and the approval of the transactions contemplated hereby by the Stockholders, each Stockholder shall be deemed to have agreed to appoint the Stockholder Representative as its agent and attorney-in-fact for and on behalf of the Stockholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, and in connection with the activities to be performed on behalf of the Stockholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 10.8, which shall include the full power and authority:

(i) to take such actions and execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the Ancillary Agreements;

(ii) as the Agent of the Stockholders, to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and each other Ancillary Agreement and, in connection therewith, to: (A) resolve all questions, disputes, conflicts and controversies concerning (1) the payment of any Earn-out Payment and (2) indemnification claims pursuant to Article X; (B) employ such agents, consultants and professionals, to delegate authority to his agents, to take such actions and to execute such documents on behalf of the Stockholders in connection with this Agreement as the Stockholder Representative, in his reasonable discretion, deems to be in the best interest of the Stockholders; (C) assert or institute any Proceeding; (D) investigate, defend, contest or litigate any Proceeding initiated by any Person, against the Stockholder Representative, and receive process on behalf of any or all Stockholders in any such Proceeding and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Stockholders with respect to any such Proceeding; (E) file any proofs, debts, claims and petitions as the Stockholder Representative may deem advisable or necessary; (F) settle or compromise any Proceedings asserted under Article X; (G) assume, on behalf of all of the Stockholders, the defense of any Proceeding that is the basis of any claim asserted under Article X;and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Proceedings:

(iii) to enforce payment of any other amounts payable to the Stockholders, in each case on behalf of the Stockholders, in the name of the Stockholder Representative;

(iv) to waive or refrain from enforcing any right of the Stockholders or any of them and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Agreement; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (iv) above and the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) The Purchaser shall be entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing as the communications of the Stockholders. The Purchaser shall not be held liable or accountable in any manner for any act or omission of the Stockholder Representative in such capacity.

(c) Each Stockholder, by its approval of this Agreement, makes, constitutes and appoints the Stockholder Representative as such Stockholder’s true and lawful attorney-in-fact for and in such Stockholder’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Stockholder Representative provided for in this Section 10.8. The grant of authority provided for in this Section 10.8(c) is coupled with an interest and is being granted, in part, as an inducement to the parties hereto to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and shall be binding on any successor thereto.

(d) In the event the Stockholder Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Stockholder (acting by the vote of the Stockholders who immediately prior to the Closing held at least a majority of the Company Shares held by all Stockholders) shall select another representative to fill the vacancy of the Stockholders Representative, and such substituted representative shall be deemed to be a Stockholder Representative for all purposes of this Agreement and the Ancillary Agreements.

Section 10.9 Compensation; Exculpation.

(a) The Stockholder Representative shall not be entitled to any fee, commission or other compensation for the performance of service hereunder; provided, however, the reimbursement of fees, costs and expenses incurred by the Stockholder Representative in connection with performing the services pursuant to this Agreement shall be made from the Stockholders by periodic payments during the course of the performance of service, as and when bills are received or expenses incurred.

(b) In dealing with this Agreement and any instruments, agreements or documents relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder (i) the Stockholder Representative shall not assume any, and shall incur no, responsibility whatsoever to any Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any Ancillary Agreement, unless by the Stockholder Representative’s gross negligence or willful and intentional misconduct, and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Stockholder unless by the Stockholder Representative’s gross negligence or willful and intentional misconduct. Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Stockholder Representative, in his role as Stockholder Representative, shall have no liability whatsoever to the Purchaser or any other Person.

(c) All of the immunities and powers granted to the Stockholder Representative under this Agreement shall survive until the termination of the last surviving indemnity obligations under this Agreement.

(d) The adoption of this Agreement and the approval of the transactions contemplated hereby by the requisite vote or written consent of the Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders, including this Section 10.9.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)  If to the Purchaser, to:

Broadpoint Securities Group, Inc.

One Penn Plaza, 42nd Floor

New York, New York 10119

Attention: General Counsel

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Donald Murray, Esq.

Christopher Peterson, Esq.

(b)  If to the Company to:

American Technology Research Holding, Inc.

10 Glenville Street

Greenwich, Connecticut 06831

Attention: Mr. Curtis L. Snyder

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Emanuel J. Adler, Esq.

(c)  If to the Stockholder Representative to:

American Technology Research Holding, Inc.

10 Glenville Street

Greenwich, Connecticut 06831

Attention: Mr. Curtis L. Snyder

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 11.2 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such expenses; provided; however, the Stockholders shall bear all of the Company’s direct and indirect expenses incurred prior to the Closing Date in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, legal, accounting, consultant, agent, advisor, brokerage and other fees and expenses.

Section 11.3 Successors and Assigns. No party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Notwithstanding anything to the contrary in this Section 11.3, upon written notice to the Stockholders, the Purchaser shall be permitted to assign this Agreement and the rights and obligations under it to a wholly-owned direct or indirect Subsidiary of the Purchaser; provided that in the event of any such assignment, the Purchaser shall remain liable in full for the performance of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (whether as an original signatory hereto or through the execution of a supplemental agreement whereby such party agrees to be bound by the terms and conditions of this Agreement as if he or she was an original signatory hereto) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 11.4 Extension; Waiver. The Purchaser, on one hand, and the Company (on or prior to the Closing) and the Stockholder Representative (after the Closing), on the other hand, may, by written notice to the other (a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of its conditions contained in this Agreement or (d) waive compliance with or modify performance of any of the obligations or covenants of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 11.5 Entire Agreement; Disclosure Schedules.

(a) This Agreement, which includes the Disclosure Schedules and Exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and together with the Confidentiality Agreements constitute the entire agreement by and among the parties hereto. The fact that any item or information has been included on any of the Disclosure Schedules to this Agreement shall not be construed to establish, in whole or in part, any standard of the extent disclosure is required (including any standard of materiality), for purposes of the Disclosure Schedules or this Agreement.

(b) Disclosure made with respect to any section of the Disclosure Schedules shall also be deemed disclosed on other sections or subsections of the Disclosure Schedules to the extent the relevance of such disclosure is apparent on its face to such other sections or subsections.

Section 11.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented only by written agreement signed by the party against whom enforcement is sought.

Section 11.7 Applicable Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed under the laws of the State of New York (without regard to the conflict of law principles thereof).

(b) Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court located in Manhattan, New York City solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7(c).

Section 11.8 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 11.9 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of the Stockholders on the one hand and the Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.11 Publicity. Except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, prior to the Closing no party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and consent of the Purchaser and the Stockholder Representative or the Company. From and after the Closing, except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and consent of the Purchaser and the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.12 Specific Performance; Equitable Remedies.

(a) The parties hereto agree that, in addition to any other remedies available at law or under this Agreement, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage could occur, no adequate remedy at law would exist and damages could be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other rights or remedies at law or under this agreement. The parties further agree that neither the Purchaser nor the Stockholders shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.12, and the parties irrevocably waive any right any party may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties hereto agree that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it under this Agreement, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

Section 11.13 STOCKHOLDER RELEASE. EFFECTIVE AS OF THE CLOSING, EACH STOCKHOLDER DOES FOR ITSELF, HIMSELF OR HERSELF, AND ITS, HIS OR HER RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, ARISING ON OR PRIOR TO THE CLOSING DATE, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH STOCKHOLDER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A STOCKHOLDER, OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY OR ITS SUBSIDIARIES, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR ITS AFFAIRS WITH RESPECT TO THE COMPANY ON OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT PURSUANT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DOCUMENTS AND INSTRUMENTS DELIVERED HEREUNDER OR ANY RIGHTS SPECIFICALLY IDENTIFIED IN SECTION 11.13(c) OF THE DISCLOSURE SCHEDULE. IT IS THE INTENTION OF THE STOCKHOLDERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED

IN THIS SECTION 11.13 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH STOCKHOLDER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 11.13 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD OR THE BREACH OF ANY APPLICABLE LAW ON THE PART OF SUCH RELEASED PARTY. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 11.13 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 11.13, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BROADPOINT SECURITIES GROUP, INC.

By:	/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chairman and CEO

AMERICAN TECHNOLOGY RESEARCH HOLDINGS, INC.

By:	/s/ Curtis L. Snyder
Name: Curtis L. Snyder
Title: President

RICHARD J. PRATO

/s/ Richard J. Prati

CURTIS L. SNYDER

/s/ Curtis L. Snyder

RICHARD BROWN

/s/ Richard Brown

ROBERT SANDERSON

/s/ Robert Sanderson

BRADLEY GASTWIRTH

/s/ Bradley Gastwirth